Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

ALTISOURCE PORTFOLIO SOLUTIONS S.A.,

ALTISOURCE SOLUTIONS S.À R.L.,

and

THE EQUITY INTERESTHOLDERS OF
EQUATOR, LLC

Dated as of August 19, 2013

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5.	COVENANTS		35
	5.1.	Access and Investigation	35
	5.2.	Operation of the Business	36
	5.3.	Required Approvals	36
	5.4.	No Negotiation	37
	5.5.	Commercially Reasonable Efforts	37
	5.6.	Access to Records; Litigation Support	38
	5.7.	Tax Matters	39
	5.8.	Notice of Developments	42
	5.9.	Restrictive Covenants	42
	5.10.	Monthly Financial Statements	44
	5.11.	Termination of Equity Rights	44
	5.12.	Audited Financial Statements	44
	5.13.	Confidentiality Agreement	44
	5.14.	Sponsored Employees	44

6.	CONDITIONS PRECEDENT TO CLOSING		46
	6.1.	Parent’s and Purchaser’s Closing Conditions	46
	6.2.	Sellers’ Closing Conditions	48

7.	TERMINATION		50
	7.1.	Termination Events	50
	7.2.	Effect of Termination	51

8.	INDEMNIFICATION; REMEDIES		51
	8.1.	Survival	51
	8.2.	Indemnification and Payment of Damages by Sellers	52
	8.3.	Indemnification and Payment of Damages by Parent and Purchaser	52
	8.4.	Limitations on and Qualifications to Indemnification	52
	8.5.	Right of Set-Off	54
	8.6.	Procedure for Indemnification — Third Party Claims	54
	8.7.	Procedure for Indemnification — Other Claims	55
	8.8.	Escrow Agreement	56

9.	GENERAL PROVISIONS		56
	9.1.	Expenses	56
	9.2.	Public Announcements	56
	9.3.	Notices	57
	9.4.	Jurisdiction; Service of Process; Waiver of Jury Trial	58
	9.5.	Further Assurances	58
	9.6.	Waiver	58
	9.7.	Entire Agreement and Modification	58
	9.8.	Disclosure Schedule	59
	9.9.	Assignments, Successors, and No Third-Party Rights	59
	9.10.	Severability	60
	9.11.	Section Headings; Construction	60
	9.12.	Time of Essence	60

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9.13.	Governing Law	60
9.14.	Specific Performance	60
9.15.	Counterparts	60
9.16.	Seller Representative	61

ANNEXES AND EXHIBITS

Annex I	Definitions
Exhibit A	Post-Closing Contingent Earn-Out Payments
Exhibit B	Required Approvals
Exhibit C	Form of Release Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Christopher Saitta Employment Agreement
Exhibit F	Form of John Vella Employment Agreement
Exhibit G	Form of Rights Agreement
Exhibit H	Form of Agreement Regarding Sale of Company
Exhibit I	Allocation Schedule
Schedule 2.4(d)(iii)	Balance of Cash Payment and Stock Payment
Schedule 2.6(g)	Payment of Earn-Out Payments
Schedule 3.2(a)	Authority; No Conflict
Schedule 3.3(b)	Security Interests
Schedule 3.3(d)	Title to Properties; Capitalization; Security Interests
Schedule 3.4(e)	Condition of Assets; Company Records
Schedule 3.6	Employee Benefits
Schedule 3.7	Compliance with Legal Requirements; Governmental Authorizations
Schedule 3.8	Legal Proceedings; Orders
Schedule 3.9	Financial Statements
Schedule 3.10	Absence of Certain Changes and Events
Schedule 3.11	Contracts; No Defaults
Schedule 3.12	Insurance
Schedule 3.13(f)	Environmental Matters
Schedule 3.14(a)	Facilities
Schedule 3.15	Employees
Schedule 3.16(b)	Labor Relations; Compliance
Schedule 3.17	Intellectual Property
Schedule 3.18	Relationships with Related Persons
Schedule 3.20	Individual Seller Representations — McKinley Group
Schedule 3.21	Individual Seller Representations — Saitta Group
Schedule 5.2	Operation of the Business
Schedule 5.14	Sponsored Employees
Schedule 10	Employee Bonuses

* The Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted Exhibits and Schedules upon request by the Securities and Exchange Commission

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 19, 2013, and is by and among ALTISOURCE PORTFOLIO SOLUTIONS S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered offices at 291, route d’Arlon, L-1150 Luxembourg, registered at the Luxembourg companies and trade register under the number B.72.391 (“Parent”), ALTISOURCE SOLUTIONS S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered offices at 291, route d’Arlon, L-1150 Luxembourg, registered at the Luxembourg companies and trade register under number B147.268 (“Purchaser”), MARK A. MCKINLEY, an individual resident of the State of California (“McKinley”), CHRISTOPHER L. SAITTA, an individual resident of the State of Washington (“Saitta,” in his individual capacity and in his capacity as Seller Representative), THE VICTORIA ANN SAITTA IRREVOCABLE TRUST FBO VICTORIA ANN SAITTA DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Delaware (the “V. Saitta Trust”), THE BENJAMIN ADAM SAITTA IRREVOCABLE TRUST FBO BENJAMIN ADAM SAITTA DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Delaware (the “B. Saitta Trust”), THE CARAMIA CELIA SAITTA IRREVOCABLE TRUST FBO CARAMIA CELIA SAITTA DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Delaware (the “C.C. Saitta Trust”), THE COLTON LEE SAITTA IRREVOCABLE TRUST FBO COLTON LEE SAITTA DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Delaware (the “C.L. Saitta Trust”), THE GRAYSON DEAN SAITTA IRREVOCABLE TRUST FBO GRAYSON DEAN SAITTA DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Delaware (the “G. Saitta Trust”), THE ROBERT MCKINLEY IRREVOCABLE TRUST I FBO ROBERT MCKINLEY DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Nevada (the “R. McKinley Trust I”), THE ROBERT MCKINLEY IRREVOCABLE TRUST II FBO ROBERT MCKINLEY DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Nevada (the “R. McKinley Trust II”), THE SHAWNA C. ROBINS IRREVOCABLE TRUST I FBO SHAWNA C. ROBINS DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Nevada (the “S. Robins Trust I”), THE SHAWNA C. ROBINS IRREVOCABLE TRUST II FBO SHAWNA C. ROBINS DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Nevada (the “S. Robins Trust II”), THE KATHERINE E. ORISKOVICH IRREVOCABLE TRUST I FBO KATHERINE E. ORISKOVICH DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Nevada (the “K. Oriskovich Trust I”), and THE KATHERINE E. ORISKOVICH IRREVOCABLE TRUST II FBO KATHERINE E. ORISKOVICH DATED DECEMBER 27, 2011, a trust existing under the laws of the State of Nevada (the “K. Oriskovich Trust II”) (each of McKinley, Saitta, V. Saitta Trust, B. Saitta Trust, C.C. Saitta Trust, C.L. Saitta Trust, G. Saitta Trust, R. McKinley Trust I, R. McKinley Trust II, S. Robins Trust I, S. Robins Trust II, K. Oriskovich Trust I, and K. Oriskovich Trust II is referred to herein as a “Seller,” and collectively referred to herein as the “Sellers”).  Parent, Purchaser and Sellers are referred to in this Agreement individually as a “Party” and collectively, as the “Parties.”

RECITALS

A.                                    In the manner described herein, Sellers own the Shares.

B.                                    This Agreement contemplates a transaction in which Sellers shall sell, transfer, assign and deliver to Purchaser, in the manner contemplated herein, Sellers’ entire right, title, and interest in and to the Shares, and Sellers shall receive the consideration set forth herein.

C.                                    Concurrently with the execution hereof, McKinley, Saitta, Vella and the Seller Representative have entered into that certain Agreement Regarding Sale of Company, a copy of which is attached hereto as Exhibit H (the “Agreement Regarding Sale of Company”).

AGREEMENT

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.              DEFINITIONS

For purposes of this Agreement, the capitalized terms not otherwise defined herein shall have the meanings specified or referred to in Annex I.

2.              ACQUISITION; PURCHASE AND SALE

2.1.    Intercompany Transaction.

Prior to or at the Closing: (a) the Company shall satisfy and pay-in-full any amounts due to any Seller or Vella, (b) Sellers shall satisfy and pay-in-full (or cause to be satisfied or paid in full) any amounts due to the Company by Sellers or Vella, (c) the Company shall distribute all available Cash (other than Fannie Mae Cash, which shall be retained by the Company) to Sellers, and (d) the Company shall assign, convey, and transfer all of the Company’s right, title, and interest in and to each of the O’Shea Lease, the Irvine Lease, the Howard Hughes Center Lease, the Dallas Lease, and the Leisure Street Lease to Altisource Solutions, Inc., a Delaware corporation and Affiliate of Purchaser, in each case free and clear of any Security Interest (collectively, the “Intercompany Transaction”).

2.2.    Purchase and Sale.

On the terms and subject to the conditions set forth in this Agreement and for the consideration specified herein, Purchaser agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, assign and deliver to Purchaser, all of the Shares at the Closing, free and clear of any Security Interest.

2.3.    Estimated Net Working Capital.

At least one (1) but no more than five (5) days prior to the Closing Date, the Seller Representative shall prepare and deliver or cause to be prepared and delivered to Purchaser a statement:  (a) setting forth an estimate of the Net Working Capital of the Company as of the Effective Time (the “Estimated Closing Date Working Capital”), which shall quantify in reasonable detail the items constituting such Net Working Capital, and shall be calculated and prepared in accordance with the terms of this Agreement, and (b) if applicable, either (i) the amount by which the Working Capital Target exceeds the Estimated Closing Date Working Capital (such amount, the “Working Capital Deficiency”), or (ii) the amount by which the Estimated Closing Date Working Capital exceeds the Working Capital Target (such amount, the “Working Capital Excess”).

2.4.    Closing.

(a)         The closing of the sale, transfer, conveyance, assignment, and delivery of the Shares by Sellers to Purchaser (the “Closing”) shall be effected by facsimile or other electronic exchange of documentation, and shall take place at the offices of Bryan Cave LLP, One Atlantic Center, Fourteenth Floor, 1201 West Peachtree Street, NW, Atlanta, Georgia 30309, or such other mutually agreed location, or in such other mutually agreed upon manner, at 9:00 A.M. Pacific time on either: (i) the second Business Day which follows the receipt by the Parties of all Required Approvals and the satisfaction of all other conditions precedent to the consummation of the Closing as set forth in Section 6 below, or (ii) such other date and time as the Parties may mutually agree (the “Closing Date”).  The Parties agree that the Closing shall be effective as of 11:59 P.M. Pacific time on the Closing Date (the “Effective Time”).  Subject to the provisions of Section 7, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)         At the Closing, Sellers will deliver to Purchaser the various certificates, instruments, and documents referred to in Section 6.1 below; Parent and Purchaser will deliver to Sellers the various certificates, instruments, and documents referred to in Section 6.2 below; and Parent and Purchaser will deliver the Cash Payment and the Stock Payment (including the Escrow Funds) in accordance with Section 2.4(d) below.

(c)          In accordance with the terms and conditions of this Agreement in consideration for the sale, transfer, conveyance, assignment, and delivery of the Shares by Sellers to Purchaser:  (i) at Closing, Purchaser shall pay to Sellers the Cash Payment and Parent shall pay to Sellers the Stock Payment, and (ii) and if applicable following the Closing, Parent and Purchaser shall pay to Sellers the Earn-Out Payments, as further described in Section 2.6 below (the aggregate of the amounts in subsections (i) and (ii) above, as adjusted pursuant to Section 2.5 below, shall constitute the “Purchase Price”).

(d)         The Purchase Price payable at Closing shall be paid as follows:

(i)                                     The Cash Payment shall be paid as follows, as further calculated and in accordance with the Funds Flow and Settlement Statement:

(A)       that amount, if any, of the Cash Payment necessary to be paid to applicable lenders and other creditors of the Company to satisfy and pay in full all Indebtedness of the Company and to release all Security Interests with respect to the assets of the Company, shall be paid by Purchaser to such lenders and other creditors at the Closing in accordance with the payoff letters or other documentation provided by such creditors;

(B)       that amount, if any, of the Cash Payment necessary to be paid to applicable lenders and other creditors of Sellers to release all Security Interests with respect to the Shares, and otherwise to obtain clear title to the Shares, shall be paid by Purchaser to such lenders and other creditors in accordance with the payoff letters or other documentation provided by such creditors;

(C)       that amount, if any, of the Cash Payment which shall be necessary to be paid to the holders of all Equity Rights of the Company in exchange for the termination of all Equity Rights of the Company and the release of all liability with respect to the Equity Rights of the Company as of the Closing, shall be paid by Purchaser to the holders of such Equity Rights in the manner designated by the Seller Representative;

(D)       ten percent (10%) of the Cash Payment shall be paid by Purchaser to Escrow Agent, to be held and disbursed as provided in Section 8.8 below and the Escrow Agreement;

(E)        Eight Hundred Eighteen Thousand Four Hundred Eighty Eight and 53/100 Dollars ($818,488.53) of the Cash Payment shall be paid by Purchaser to Moelis & Company LLC, in accordance with the payoff letter or other documentation provided by Moelis & Company LLC;

(F)         that amount of the Cash Payment necessary to be paid to satisfy the legal, accounting, and other professional fees and expenses incurred by Sellers and the Company in connection with the Contemplated Transactions, shall be paid by Purchaser to such professionals in accordance with the payoff letters or other documentation provided by such professionals; and

(G)       the balance of the Cash Payment shall be paid by Purchaser to Sellers, pro-rata based on the percentages set forth on Schedule 2.4(d)(iii), by wire transfer or other immediately available funds to a bank or other accounts designated by the Seller Representative, which bank or other accounts were designated by the Seller Representative in writing to Purchaser at least two (2) Business Days prior to the Closing Date.

(ii)                                  Ten percent (10%) of the total number of shares or units of Restricted Stock included in the Stock Payment shall be deposited with the

Escrow Agent, to be held and disbursed as provided in Section 8.8 below and the Escrow Agreement;

(iii)                               The balance of the shares or units of Restricted Stock included in the Stock Payment remaining after giving effect to Section 2.4(d)(ii) above shall be issued by Parent to Sellers, pro-rata based on the percentages set forth on Schedule 2.4(d)(iii) (or to Vella as directed by Sellers).

(e)          Purchaser shall be entitled to deduct and withhold from any payment of the Purchase Price any income, employment or other Tax required to be withheld and shall timely remit to the appropriate Governmental Body any and all amounts so deducted or withheld and timely file all Tax Returns required to be filed under applicable Legal Requirements.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Body in accordance with the foregoing, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.5.    Purchase Price Adjustment.

(a)         After the Closing, the Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, in accordance with this Section 2.5.  Any such increase or decrease shall be referred to as a “Price Adjustment.”  All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

(b)         No later than the later of:  (x) ninety (90) days after the Closing Date or (y) thirty (30) days following provision by Sellers to Purchaser of an audited closing balance sheet of the Company as of the Closing Date (which shall be provided to Purchaser within ninety (90) days after the Closing Date, provided, that Purchaser shall afford Sellers and their Representatives all reasonably requested access for the purposes of compiling the audited closing balance sheet and shall cause the officers of the Company to comply with any reasonable request of Sellers in connection therewith), Purchaser shall deliver to the Seller Representative the following:

(i)                                     a statement setting forth the Net Working Capital of the Company as of the Effective Time (the “Closing Net Working Capital Statement”);

(ii)                                  a statement setting forth the Cash of the Company as of the Effective Time, and the amount of the Fannie Mae Cash (the “Cash Statement”); and

(iii)                               a separate statement showing any calculations with respect to any necessary Price Adjustment (the “Final Adjustment Schedule”).

(c)          During the thirty (30)-day period following delivery of the Closing Net Working Capital Statement, the Cash Statement, and the Final Adjustment Schedule to the Seller Representative, Purchaser shall provide the Seller Representative with reasonable access to all books and records and personnel of the Company to enable the Seller Representative to evaluate the accuracy of the Closing Net Working Capital Statement and the Cash Statement.  The Seller

Representative shall, within such thirty (30)-day period, accept or reject the Price Adjustment submitted by Purchaser.  If the Seller Representative disagrees with such calculation, it shall give written notice to Purchaser of such disagreement and any reason therefor (a “Notice of Disagreement with Price Adjustment”) within such thirty (30)-day period.  Should the Seller Representative fail to provide Purchaser with a Notice of Disagreement with Price Adjustment within such thirty (30)-day period, Sellers shall be deemed to agree with Purchaser’s calculations.  During the thirty (30) days immediately following the delivery of a Notice of Disagreement with Price Adjustment, Purchaser and Seller Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with Price Adjustment.  If such differences have not been resolved by the end of such thirty (30)-day period, Purchaser and the Seller Representative shall submit to the Chicago, Illinois office of Ernst & Young LLP (the “Arbitrator”) for review and resolution of any and all matters which remain in dispute and which were included in any Notice of Disagreement with Price Adjustment.  In the event that the Arbitrator has rendered material and substantial services to any Party at any time during the two (2) year period prior to such dispute, the Purchaser shall nominate three (3) independent accounting firms of nationally recognized standing that have not so rendered services to any Party during such period and the Seller Representative shall choose one (1) of such firms to serve as the Arbitrator; provided, that if Purchaser fails to nominate three (3) such firms within ten (10) days of the end of such thirty (30)-day period or the Seller Representative fails to choose one (1) such firm within ten (10) days of its receipt of such nomination, an accounting firm chosen by the Seller Representative or Purchaser, respectively, shall serve as the Arbitrator.  The Arbitrator shall act as an arbitrator and shall issue its report as to the contents of the Closing Net Working Capital Statement and the Cash Statement, and the determination of the Price Adjustment reflected in the Final Adjustment Schedule, within sixty (60) days after such dispute is referred to the Arbitrator.  Purchaser and the Seller Representative shall be permitted to present a supporting brief to the Arbitrator (which supporting brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Arbitrator.  Within twenty (20) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Arbitrator (which responsive brief shall also be concurrently provided to the other party).  Each of Purchaser and the Seller Representative may make an oral presentation to the Arbitrator (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (but not speak) at such presentation, within fifty (50) days of the appointment of the Arbitrator.  The Arbitrator shall only consider the briefs and oral presentations of Purchaser and the Seller Representative, and shall not conduct any independent review, in determining those items and amounts disputed by the parties.  The Arbitrator shall select either the position of Purchaser or the Seller Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed and must resolve the matter in accordance with the terms and provisions of this Agreement.  Sellers, on the one hand, and Purchaser, on the other hand, shall bear all costs and expenses incurred by it or them in connection with such arbitration, except that the Arbitrator may, in its discretion, direct that its fees hereunder shall be borne by the non-prevailing party.  This provision for arbitration shall be specifically enforceable by the Parties and, absent manifest mathematical error, the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(d)         If, based on the Final Adjustment Schedule as finally determined:

(i)                                     (A) the Net Working Capital of the Company as of the Effective Time is less than the Estimated Closing Date Working Capital, Sellers, jointly and severally, shall pay to Purchaser such deficiency, or (B) the Net Working Capital of the Company as of the Effective Time is greater than the Estimated Closing Date Working Capital, Purchaser shall pay to each Seller the percentage of such excess set forth next to such Seller’s name on Schedule 2.4(d)(iii) (or to Vella as directed by Sellers), in each case in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination; and

(ii)                                  (A) the Cash of the Company as of the Effective Time is less than the Fannie Mae Cash, Sellers, jointly and severally, shall pay to Purchaser such deficiency, or (B) the Cash of the Company as of the Effective Time is greater than the Fannie Mae Cash, Purchaser shall pay to each Seller the percentage of such excess set forth next to such Seller’s name on Schedule 2.4(d)(iii) (or to Vella as directed by Sellers), in each case in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination.

(e)          In the event that the Expected Employee Bonuses as set forth on the Closing Net Working Capital Statement and Final Adjustment Schedule, as finally determined, is greater than the employee bonuses pro-rated for pre-Closing periods actually paid by the Company or Altisource Solutions, Inc. (as determined no later the December 31, 2014), then Purchaser shall pay to each Seller the percentage of such excess set forth next to such Seller’s name on Schedule 2.4(d)(iii) (or to Vella as directed by Sellers), in each case in cash or other immediately available funds no later than ten (10) Business Days following the date of such final determination of all such employee bonuses.

2.6.    Post-Closing Contingent Earn-Out Payments.

(a)         As additional consideration for the sale of the Shares, Sellers may be entitled to receive additional contingent payments (collectively, the “Earn-Out Payments”) in the manner described in this Section 2.6.  The Earn-Out Payments shall be calculated as follows:

(i)                                     As further described in this Section 2.6, promptly following the end of each Measurement Period, Purchaser shall calculate the Adjusted EBITA during such Measurement Period and/or the Normalized Adjusted EBITA during such Measurement Period or other Measurement Period (if applicable, as further required by Exhibit A).

(ii)                                  With respect to those Measurement Periods set forth on Exhibit A, in the event that the Adjusted EBITA equals an amount set forth in the middle column of the applicable chart attached hereto as Exhibit A, then Sellers shall be entitled to an aggregate Earn-Out Payment equal to the amount set forth in the corresponding row in the right-hand column of the chart attached hereto as Exhibit A.  Notwithstanding the foregoing, Parent and Purchaser may, in their sole reasonable discretion, make an appropriate adjustment to the Adjusted

EBITA targets in the left column of each of the tables contained in Exhibit A to reflect a cost of capital adjustment for additional debt and/or equity incurred by the Company to finance any acquisition or other transaction (including, without limitation, a capital expenditure), or make such other adjustment as Parent and Purchaser, in their sole reasonable discretion, deems necessary to adjust such Adjusted EBITA targets to reflect the effect of any such acquisition or other transaction on the Company and its business.  During each Measurement Period, to the extent either Seller or Vella: (A) is employed or engaged by the Company to perform services, such Seller and Vella shall ensure his services are performed in good faith and in the best interests of the Company, or (B) has Knowledge that a Person over whom either Seller or Vella has authority has materially failed to perform his or her services to the Company in accordance with the written policies and procedures of Purchaser, such Seller or Vella, as applicable, shall use reasonable efforts to notify the human resources department of Parent or Purchaser with respect to such violation.  The Parties acknowledge and agree that under no circumstance shall the aggregate amount of the Earn-Out Payments paid or payable hereunder exceed Eighty Million Dollars ($80,000,000.00).

(iii)                               Notwithstanding anything to the contrary herein:

(A)       upon the occurrence of a Forfeiting Condition with respect to Vella but not Saitta, all unpaid and unvested Earn-Out Payments hereunder shall be reduced by twelve and one-half percent (12.50%), and of the remaining eighty-seven and one-half percent (87.5%) of the Earn-Out Payments (if earned), fifty-two and 64/100 percent (52.64%) shall be paid to Saitta, thirty-seven and 80/100 percent (37.80%) shall be paid to McKinley, 90/100 of one percent (0.90%) shall be paid to V. Saitta Trust, 90/100 of one percent (0.90%) shall be paid to B. Saitta Trust, 90/100 of one percent (0.90%) shall be paid to C.C. Saitta Trust, 90/100 of one percent (0.90%) shall be paid to C.L. Saitta Trust, 90/100 of one percent (0.90%) shall be paid to G. Saitta Trust, 84/100 of one percent (0.84%) shall be paid to R. McKinley Trust I, 84/100 of one percent (0.84%) shall be paid to R. McKinley Trust II, 84/100 of one percent (0.84%) shall be paid to S. Robins Trust I, 84/100 of one percent (0.84%) shall be paid to S. Robins Trust II, 84/100 of one percent (0.84%) shall be paid to K. Oriskovich Trust I, and 84/100 of one percent (0.84%) shall be paid to K. Oriskovich Trust II;

(B)       upon the occurrence of a Forfeiting Condition with respect to Saitta but not Vella, all unpaid and unvested Earn-Out Payments hereunder shall be reduced by thirty-seven and one-half percent (37.50%), and of the remaining sixty-two and one-half percent (62.5%) of the Earn-Out Payments (if earned), thirty-six and 85/100 percent (36.85%) shall be paid to Saitta, fifty-two and 92/100 percent (52.92%) shall be paid to McKinley, 63/100 of one percent (0.63%) shall be paid to V. Saitta Trust, 63/100 of one percent (0.63%) shall be paid to B. Saitta Trust, 63/100 of one percent (0.63%) shall be paid to C.C. Saitta Trust, 63/100 of one percent (0.63%) shall be paid to C.L. Saitta Trust, 63/100 of one percent (0.63%) shall be paid to G. Saitta Trust, one and 18/100 percent (1.18%) shall be paid to R. McKinley Trust I, one and 18/100 percent (1.18%) shall be paid to R. McKinley Trust II, one and 18/100 percent (1.18%) shall be paid to S. Robins Trust I, one and 18/100 percent (1.18%) shall be paid to S. Robins Trust II, one and 18/100 percent (1.18%) shall be paid to K. Oriskovich Trust I, and one and 18/100 percent (1.18%) shall be paid to K. Oriskovich Trust II; and

(C)       upon the occurrence of a Forfeiting Condition with respect to both Saitta and Vella, all unpaid and unvested Earn-Out Payments hereunder shall be reduced by fifty percent (50.00%), and of the remaining fifty percent (50.00%) of the Earn-Out Payments (if earned), forty-six and 6/100 percent (46.06%) shall be paid to Saitta, forty-four and 10/100 percent (44.10%) shall be paid to McKinley, 79/100 of one percent (0.79%) shall be paid to V. Saitta Trust, 79/100 of one percent (0.79%) shall be paid to B. Saitta Trust, 79/100 of one percent (0.79%) shall be paid to C.C. Saitta Trust, 79/100 of one percent (0.79%) shall be paid to C.L. Saitta Trust, 79/100 of one percent (0.79%) shall be paid to G. Saitta Trust, 98/100 of one percent (0.98%) shall be paid to R. McKinley Trust I, 98/100 of one percent (0.98%) shall be paid to R. McKinley Trust II, 98/100 of one percent (0.98%) shall be paid to S. Robins Trust I, 98/100 of one percent (0.98%) shall be paid to S. Robins Trust II, 98/100 of one percent (0.98%) shall be paid to K. Oriskovich Trust I, and 98/100 of one percent (0.98%) shall be paid to K. Oriskovich Trust II.

(b)         Any amount or calculation to be made in connection with the Earn-Out Payments shall be determined or made in accordance with GAAP.  All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

(c)          Within forty-five (45) days following the last day of the calendar month in which the end of each applicable Measurement Period occurs (or in the case of the Third Period and the Fourth Period, within two hundred twenty five (225) days following the last day of the calendar month in which the end of each applicable Measurement Period occurs), Purchaser shall, at its expense, conduct a financial review of the Company, and in connection with such review, shall prepare a statement of the Adjusted EBITA during such Measurement Period and/or the Normalized Adjusted EBITA during such Measurement Period or other Measurement Period (if applicable, as further required by Exhibit A), and a statement calculating the Earn-Out Payment payable with respect to such Measurement Period (the “Earn-Out Statement”).  Promptly after completion of the review and the preparation of the Earn-Out Statement, Purchaser shall deliver to Seller Representative a copy of such Earn-Out Statement, together with copies of such computations and all reasonable supporting documentation.  During the thirty (30) days immediately following receipt of the Earn-Out Statement by Seller Representative, Seller Representative and its accountants shall be entitled to review the Earn-Out Statement and any working papers, trial balances and similar materials relating to the Earn-Out Statement prepared by Purchaser or its accountants, and Purchaser shall provide the Seller Representative and its accountants with reasonable access, during Purchaser’s normal business hours, to Purchaser’s personnel, properties, books and records for the sole purpose of verifying the Earn-Out Statement.

(d)         The Earn-Out Statement shall become final and binding upon the Parties on the first (1st) day following written notice from the Seller Representative that the Earn-Out Statement is agreed to, or in the absence of such notice, on the thirty-first (31st) day following delivery by Purchaser to Seller Representative of such Earn-Out Statement, unless Seller Representative gives written notice to Purchaser of Sellers’ disagreement with the Earn-Out Statement (a “Notice of Disagreement with Earn-Out Statement”) prior to such date.  Any Notice of Disagreement with Earn-Out Statement shall specify in reasonable detail the nature of any disagreement so asserted.

(e)          If a timely Notice of Disagreement with Earn-Out Statement is received by Purchaser with respect to the Earn-Out Statement, then the Earn-Out Statement shall become final and binding upon the Parties on the earlier of: (i) the date Purchaser and Seller Representative resolve in writing all differences they have with respect to the matters specified in a Notice of Disagreement with Earn-Out Statement, or (ii) the date the matters in dispute are finally resolved in writing by the Arbitrator in the manner described in Section 2.6(f) below.

(f)           During the thirty (30) days immediately following the delivery of any Notice of Disagreement with Earn-Out Statement, Purchaser and Seller Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with Earn-Out Statement.  If such differences have not been resolved by the end of such thirty (30)-day period, Purchaser and Sellers shall submit to the Arbitrator for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement with Earn-Out Statement.  In the event that the Arbitrator has rendered material and substantial services to any Party at any time during the two (2) year period prior to such dispute, the Purchaser shall nominate three (3) independent accounting firms of nationally recognized standing that have not so rendered services to any Party during such period and the Seller Representative shall choose one (1) of such firms to serve as the Arbitrator; provided, that if Purchaser fails to nominate three (3) such firms within ten (10) days of the end of such thirty (30)-day period or the Seller Representative fails to choose one (1) such firm within ten (10) days of its receipt of such nomination, an accounting firm chosen by the Seller Representative or Purchaser, respectively, shall serve as the Arbitrator.  The Arbitrator shall act as an arbitrator and shall issue its report as to the contents of the Earn-Out Statement within sixty (60) days after such dispute is referred to the Arbitrator.  Purchaser and the Seller Representative shall be permitted to present a supporting brief to the Arbitrator (which supporting brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Arbitrator.  Within twenty (20) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Arbitrator (which responsive brief shall also be concurrently provided to the other party).  Each of Purchaser and the Seller Representative may make an oral presentation to the Arbitrator (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (but not speak) at such presentation, within fifty (50) days of the appointment of the Arbitrator.  The Arbitrator shall only consider the briefs and oral presentations of Purchaser and the Seller Representative, and shall not conduct any independent review, in determining those items and amounts disputed by the parties.  The Arbitrator shall select either the position of Purchaser or the Seller Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed and must resolve the matter in accordance with the terms and provisions of this Agreement.  Sellers, on the one hand, and Purchaser, on the other hand, shall bear all costs and expenses incurred by it or them in connection with such arbitration, except that the Arbitrator may, in its discretion, direct that its fees hereunder shall be borne by the non-prevailing party.  This provision for arbitration shall be specifically enforceable by the Parties and, absent manifest mathematical error, the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(g)          If an Earn-Out Payment is payable with respect to the applicable Measurement Period, Parent and Purchaser shall pay such Earn-Out Payment to Sellers in accordance with Exhibit A and the percentages set forth on Schedule 2.6(g) (subject to adjustment pursuant to Section 2.6(a)(iii)) (or to Vella as directed by Sellers).  Such payment of the Earn-Out Payment shall occur in the following manner:

(i)                                     First, at the option of Purchaser, Purchaser may elect to pay up to twenty percent (20%) of the Earn-Out Payment in shares or units of Restricted Stock.  In the event Purchaser elects this option, on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement, Parent shall issue that aggregate number of shares or units of Restricted Stock to Sellers which equals: (x) that value of the Earn-Out Payment being paid in shares or units of Restricted Stock, divided by (y) the Earn-Out Stock Price; and then,

(ii)                                  With respect to any Earn-Out Payment payable with respect to the First Period where there are no Extraordinary Transaction Costs, the balance of the Earn-Out Payment which is not paid per subsection (i) above shall be paid by Purchaser to Sellers by wire transfer or other immediately available funds to a bank or other accounts designated by Sellers, in the following manner:  (A) on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, (B) on the first anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, (C) on the second anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, and (D) on the third anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers;

(iii)                               With respect to any Earn-Out Payment payable with respect to the First Period where there are Extraordinary Transaction Costs, the balance of the Earn-Out Payment which is not paid per subsection (i) above shall be paid by Purchaser to Sellers by wire transfer or other immediately available funds to a bank or other accounts designated by Sellers, in the following manner:  (A) on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement (which, for avoidance of doubt, shall not occur until after the Second Period concludes), fifty percent (50%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, (B) on the first anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, and (C) on the second anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers;

(iv)                              With respect to any Earn-Out Payment payable with respect to the Second Period where there are no Extraordinary Transaction Costs, the balance of the Earn-Out Payment which is not paid per subsection (i) above shall be paid by Purchaser to Sellers by wire transfer or other immediately available funds to a bank or other accounts designated by Sellers, in the following manner:  (A) on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement, fifty percent (50%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, (B) on the first anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, and (C) on the second anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers;

(v)                                 With respect to any Earn-Out Payment payable with respect to the Second Period where there are Extraordinary Transaction Costs, the balance of the Earn-Out Payment which is not paid per subsection (i) above shall be paid by Purchaser to Sellers by wire transfer or other immediately available funds to a bank or other accounts designated by Sellers, in the following manner:  (A) on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement (which, for avoidance of doubt, shall not occur until after the Third Period concludes), seventy five percent (75%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, and (B) on the first anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers;

(vi)                              With respect to any Earn-Out Payment payable with respect to the Third Period where there are no Extraordinary Transaction Costs, the balance of the Earn-Out Payment which is not paid per subsection (i) above shall be paid by Purchaser to Sellers by wire transfer or other immediately available funds to a bank or other accounts designated by Sellers, in the following manner:  (A) on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement, seventy-five percent (75%) of the cash portion of the Earn-Out Payment shall be paid to Sellers, and (B) on the first anniversary of the payment in subsection (A) above, twenty-five percent (25%) of the cash portion of the Earn-Out Payment shall be paid to Sellers; and

(vii)                           With respect to any Earn-Out Payment payable with respect to the Third Period where there are Extraordinary Transaction Costs, the balance of the

Earn-Out Payment which is not paid per subsection (i) above shall be paid by Purchaser to Sellers by wire transfer or other immediately available funds to a bank or other accounts designated by Sellers, on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the Earn-Out Statement (which, for avoidance of doubt, shall not occur until after the Fourth Period concludes).

Except in the event of a Forfeiting Condition, the obligations to make the payments set forth in this subsection (g), if earned, shall become fully vested on the seventy fifth (75th) day following the last day of the calendar month in which the end of each applicable Measurement Period occurs (or in the case of the Third Period and the Fourth Period, on the two hundred fifty fifth (255th) day following the last day of the calendar month in which the end of each applicable Measurement Period occurs), regardless of when such amounts are paid.

(h)         During each Measurement Period, Purchaser shall (and shall cause the Company to) maintain the Company’s books and records adequate in all material respects to permit an audit as a stand-alone business.

3.              REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, jointly and severally, represents and warrants to Parent and Purchaser that the statements contained in Sections 3.1 through 3.19 are true and correct as of the date hereof and as of the Closing Date, except as specified to the contrary in the corresponding section (“Schedule”) of the disclosure schedule prepared by Sellers accompanying this Agreement (the “Disclosure Schedule”).  Each of McKinley, R. McKinley Trust I, R. McKinley Trust II, S. Robins Trust I, S. Robins Trust II, K. Oriskovich Trust I, and K. Oriskovich Trust II, jointly and severally, represents and warrants to Parent and Purchaser that the statements contained in Section 3.20 are true and correct as of the date hereof and as of the Closing Date, except as specified to the contrary in the corresponding Schedule of the Disclosure Schedule.  Each of Saitta, V. Saitta Trust, B. Saitta Trust, C.C. Saitta Trust, C.L. Saitta Trust, and G. Saitta Trust, jointly and severally, represents and warrants to Parent and Purchaser that the statements contained in Section 3.21 are true and correct as of the date hereof and as of the Closing Date, except as specified to the contrary in the corresponding Schedule of the Disclosure Schedule.

The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1.    Organization and Good Standing.

The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with the Business.  The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which the conduct of the Business requires such qualification.

3.2.    Authority; No Conflict.

(a)         Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution or authorization adopted by the board of managers or members (as the case may be) of the Company; (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization with respect to the Company; (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party; or (iv) result in the imposition or creation of any Security Interest upon the assets of the Company.  Other than obtaining the Required Approvals, and except as set forth on Schedule 3.2(a), the Company is not required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions, or to permit the Company to carry on the Business immediately after Closing as it is currently conducted by the Company.

(b)         Sellers and the Company have taken all action so that the entering into of this Agreement and the other Transaction Documents, and the consummation of the Contemplated Transactions do not and will not result in the grant of any rights to any Person under the Organizational Documents of the Company.

3.3.    Title to Properties; Capitalization; Security Interests.

(a)         The Shares constitute one hundred percent (100%) of the issued and outstanding limited liability company interests of the Company.

(b)         After giving effect to the Closing, the Company will have good and marketable title to all of its assets, free and clear of any Security Interest other than Permitted Encumbrances.

(c)          Prior to or at the Closing, Sellers and the Company will have completed and consummated the Intercompany Transaction.

(d)         The number of authorized, issued, and outstanding equity securities of the Company (including, without limitation, Equity Rights) are set forth on Schedule 3.3(d).  All such securities have been validly issued.  Except as set forth on Schedule 3.3(d), the Company is not a party to any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Shares or any other securities of the Company other than this Agreement.  There are no shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Shares or other securities of or interests in the Company to which the Company is a party.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of

1933, as amended (and the rules and regulations promulgated thereunder) or any other Legal Requirement, as applicable.  The Company does not own, and does not have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  Except as set forth on Schedule 3.3(d), the Company does not have any direct or indirect subsidiaries or Affiliates.  The Company is not, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking.

(e)          The Company owns, or has a valid leasehold or license interest in, all of the tangible and intangible assets and properties necessary or used by the Company for the operation of its Business as conducted immediately prior to the Closing Date.  There is no agreement, option, or other right or privilege outstanding in favor of any Person for the purchase of the assets of the Company.  The assets owned, leased or licensed by the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.4.    Condition of Assets; Company Records.

(a)         To the Knowledge of Sellers, the buildings, facilities, structures, improvements, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, facilities, structures, improvements, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b)         The books of account and other records of the Company are true, complete and correct in all material respects and have been maintained in accordance with GAAP, as applicable, and sound business practices, including the maintenance of an adequate system of internal controls.

(c)          A true copy of the Organizational Documents of the Company has been delivered to Purchaser by the Company on or before the date hereof.  Such Organizational Documents of the Company as so delivered constitute all of the organizational documents of the Company, are complete and correct and are in full force and effect.

(d)         The original or true copies of all corporate records of the Company have been made available to Purchaser for review prior to the date hereof.  Such records have been maintained in accordance with applicable Legal Requirements and contain complete and accurate:

(i)                                     minutes of all meetings of the board of managers, any committee thereof and the members of the Company held since the date of organization or continuance, as the case may be;

(ii)                                  all resolutions of the managers, any committee thereof and the members of the Company passed by signature in writing since the date of organization; and

(iii)                               all waivers, notices and other documents required by Legal Requirements to be contained therein;

and reflect all actions taken and resolutions passed by the board of managers and members of the Company since the date of organization or continuance, as the case may be.  All resolutions contained in such records have been duly passed and all such meetings have been duly called and held.  The share certificate books, register of members, register of transfer and register of managers of the Company, as applicable, are complete and accurate and any applicable Taxes payable in respect of all securities of the Company have been duly paid.

(e)          The list of managers and officers on Schedule 3.4(e) hereto constitutes a complete and accurate list of all current officers and managers of the Company.

3.5.    Taxes.

(a)         The Company is classified as a partnership for Federal and applicable state tax purposes and has never been taxable for such purposes as a corporation or association, or made an election to be so taxed.  The Company does not own any equity interests in any other Person that is subject to tax as a corporation or association taxable as a corporation.

(b)         All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by the Company have been duly and timely filed, and all such Tax Returns were true, correct, and complete in all material respects.  All Taxes shown to be due on the foregoing Tax Returns or other Taxes that were otherwise due and payable by the Company have been timely paid in full.  All Taxes that the Company was obligated to withhold from amounts paid or owing to any employee, creditor, partner or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable, and any Tax Returns with respect to such Taxes are true, correct, and complete in all material respects.  No currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by the Company, or with respect to the assessment of any Taxes due from the Company.  No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Company, and, to the Knowledge of Sellers, there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to the Company.  There is no audit, examination or other proceeding in progress with respect to any Tax Return of the Company, and no Governmental Body has notified Sellers or the Company in writing that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Company.  There are no matters under discussion with any Governmental Body with respect to Taxes that would reasonably be expected to result in an additional amount of Taxes, and, to the Knowledge of Sellers, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes regarding the Company.  No Security Interests for Taxes exist with respect to any assets or properties of the Company.  The Company has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the IRC or to a similar penalty under the Legal Requirements of any other taxing jurisdiction, and has otherwise properly disclosed to the appropriate Governmental Body all positions or transactions relating to Taxes that are required to be disclosed under the Legal Requirements of any jurisdiction to which the Company is subject.  Sellers have heretofore delivered to Purchaser true, correct and complete copies of all of the federal and state Tax Returns of the Company for the respective tax years ended December 31, 2012, December 31, 2011, and December 31, 2010, and no amendments or other changes have been made thereto since the date of such delivery.

(c)          The Company has made adequate provision in its financial statements (in accordance with GAAP, utilizing the accrual method of accounting notwithstanding any determination that such method is not required in order to comply with GAAP) for all unpaid Taxes of the Company, and the charges, accruals, and reserves with respect to unpaid Taxes on the books of the Company are adequate (as determined in accordance with GAAP) and are at least equal to the liabilities of the Company for unpaid Taxes.  Since December 31, 2012, the Company has not incurred any liability for Taxes other than in the Ordinary Course.

(d)         The Company has never been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than the group that includes Sellers and the Company) and none of the assets of the Company would reasonably be expected to be subject to levy for the Tax liabilities of Sellers, the Company, or any other person or entity under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), including as a transferee or successor, by contract, or otherwise.  The Company is not a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreements.

(e)          No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of Sellers, is there any factual or legal basis for any such claim.

(f)           The Company is not a “foreign person” within the meaning of Sections 1445 and 7701 of the IRC.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

(g)          The Company is not required to make any adjustment under IRC Section 481(a) by reason of a change in method of accounting.

3.6.    Employee Benefits.

(a)         Except as disclosed on Schedule 3.6(a), no other corporation, trade, business, or other entity, other than the Company, would, together with the Company, now or within the past six (6) years constitute a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.  The Company and any other entities which now or within the past six (6) years constitute a single employer within the meaning of IRC Sections 414(b), (c), (m) or (o) are hereinafter collectively referred to as the “Company Group.”

(b)         Schedule 3.6(b) contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of any member of the Company Group (“Employees”), and indicating, with respect to each, the plans for which the Company maintains or contributes to on behalf of its Employees:

(i)                                     Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to Employees, has any outstanding, present, or future obligation or liability, or under which any Employee or former Employee has any present or future right to benefits which are covered by ERISA; or

(ii)                                  Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute to, contingent or otherwise, or to which any member of the Company Group has any liability.

The plans, programs, policies, or arrangements described in subparagraph (i) or (ii) above are hereinafter collectively referred to as the “Company Plans.”  The Company has delivered to Purchaser true and complete copies of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the following as applicable: (A)  all documents, including any insurance contracts and trust agreements, setting forth the terms of the Company Plan, or if there are no such documents evidencing the Company Plan, a summary of the material terms of the Company Plan, (B) the ERISA summary plan description and a summary of material modifications thereto, (C) the Forms 5500 series annual return for each of the three most recently completed plan years with respect to the Company Plan, (D) each favorable determination letter, opinion letter or ruling from the IRS for the Company Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter, (E) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation with respect to such Company Plans, (F) attorney’s response to an auditor’s request for information for each of the three most recently completed plan years for the Company Plan, and (G) financial statements and actuarial reports, if any for the Company Plan for the three most recently completed plan years.

(c)          Except as to those plans identified on Schedule 3.6(c) as tax-qualified Company Plans (the “Company Qualified Plans”), no member of the Company Group maintains or previously maintained a Company Plan which meets or was intended to meet the requirements of IRC Section 401(a).  The IRS has issued favorable determination or opinion letters to the effect that the Company Qualified Plan qualifies under IRC Section 401(a) and that any related trust is exempt from taxation under IRC Section 501(a), and such determination or opinion letters remain in effect and have not been revoked.  The Company Qualified Plans currently comply in form with the requirements under IRC Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.

(d)         No issue concerning the qualification of the Company Qualified Plans is pending before, or to Sellers’ Knowledge is threatened, by the IRS.  The Company Qualified

Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of IRC Section 401(a) in all material respects.

(e)          The Company Qualified Plans which are required to satisfy IRC Section 401(k)(3) and 401(m)(2) have been tested for compliance with, and have satisfied the requirements of, IRC Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date.

(f)           Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries have been or will be filed or furnished in a timely manner and in accordance with applicable Legal Requirements.

(g)          Except as expressly identified on Schedule 3.6(g), no termination or partial termination of the Company Qualified Plans has occurred nor has a notice of intent to terminate the Company Qualified Plans been issued by a member of the Company Group.

(h)         No member of the Company Group maintains or has maintained an “employee benefit pension plan” within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA.

(i)             Except as listed in Schedule 3.6(i), the Company Plans can be terminated on or prior to the Closing Date without liability to any member of the Company Group or Purchaser, including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Interim Financial Statements.

(j)            Each member of the Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Legal Requirements to be paid as a contribution to the Company Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Plan. The assets of all Company Plans which are required under applicable Legal Requirements to be held in trust are in fact held in trust, and the assets of each such Company Plan equal or exceed the liabilities of each such plan.  The liabilities of each other plan are properly and accurately reported on the financial statements and records of the Company.  The assets of the Company Plan are reported at their fair market value on the books and records of each plan.

(k)         No member of the Company Group has any past, present, or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).

(l)             No member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in IRC Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in IRC

Section 4975 or ERISA Section 406) for which a statutory or administrative exemption does not exist.  All members of the Company Group and all “fiduciaries” (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all material respects with the requirements of ERISA Section 404.  No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which would reasonably be expected to lead to the imposition of an excise tax under IRC or a civil penalty under ERISA.

(m)     Each member of the Company Group has complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.  Each member of the Company Group has also complied in all material respects with the portability, access, and renewability provisions of Section K, Chapter 100 of the IRC and Section 701 et. seq. of ERISA.

(n)         Except as disclosed on Schedule 3.6(n), no member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in IRC Section 280G(b) (determined without regard to IRC Section 280G(b)(2)(A)(ii)).

(o)         Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or to Sellers’ Knowledge, threatened, against the Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of the Company Plan or against the assets of the Company Plan.  Except as disclosed on Schedule 3.6(o), the consummation of the Contemplated Transactions contemplated hereby will not accelerate or increase any liability under the Company Plan because of an acceleration or increase of any of the rights or benefits to which Employees may be entitled thereunder.

(p)         Except as listed in Schedule 3.6(p), no member of the Company Group maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any Company Plan which provides post-retirement medical or health benefits with respect to employees of the Company.

(q)         Except as disclosed on Schedule 3.6(q), no member of the Company Group has made representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of a member of the Company Group that Employees rendering services to such client or customer are not “leased employees” (within the meaning of Section 414(n) of the IRC) or that such Employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a “Pension Benefit Plan”) of such client or customer relating either to (i) providing benefits to employees of the member of the Company Group under a Pension Benefit Plan or (ii) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of Employees.

(r)            Except as set forth on Schedule 3.6(r), the Company does not maintain any “nonqualified deferred compensation plans” within the meaning of IRC Section 409A.  Each nonqualified deferred compensation plan that is subject to IRC Section 409A complies in all material respects in form and in operation with paragraphs (2), (3) and (4) of IRC Section 409A(a), and no amount deferred thereunder is or upon vesting will become includable in income and subject to the additional Taxes under IRC Section 409A(a)(1).

3.7.    Compliance with Legal Requirements; Governmental Authorizations.

(a)         Except as set forth in Schedule 3.7(a): (i) the Company has complied in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business, or the ownership or use of any of the assets of the Business; (ii) to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any material Legal Requirement in the conduct of the operation of the Business; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of the Business.

(b)         Schedule 3.7(b) contains a complete and accurate list of each Governmental Authorization that is held by the Company.  Each Governmental Authorization listed or required to be listed in Schedule 3.7(b) is valid and in full force and effect.  Except as set forth in Schedule 3.7(b): (i) the Company has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.7(b); (ii) to Sellers’ Knowledge, no event has occurred or circumstance exists that would (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.7(b); and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization.

3.8.    Legal Proceedings; Orders.

(a)         Except as set forth on Schedule 3.8, there is no pending Proceeding: (i) that has been commenced by or against the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Sellers, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  The Proceedings listed in Schedule 3.8 are not reasonably expected to have a Material Adverse Effect.

(b)         Except as set forth in Schedule 3.8: (i) there is no Order to which the Company is subject; and (ii) to the Knowledge of Sellers, no employee of the Company is subject to any Order that prohibits such officer, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.9.                            Financial Statements.

(a)         Schedule 3.9(a) sets forth:  (i) the audited balance sheet of the Company as of December 31, 2012, December 31, 2011, and December 31, 2010, and the related audited statements of income, members’ equity and cash flows of the Company for the fiscal years then ended, together with all related schedules and supporting information with respect thereto (the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company as of June 30, 2013, and the related unaudited statement of income for each month in the six (6) month period ended June 30, 2013, together with all related schedules and supporting information with respect thereto (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Company, (B) present fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, each in accordance with GAAP consistently applied (except (1) as may be indicated in the footnotes thereto and/or (2) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments), and (C) were prepared in accordance with GAAP applied on a basis consistent with the past practice subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes.

(b)         The Company has no Liabilities of a nature required by GAAP to be reflected on or disclosed in the footnotes to a balance sheet of the Company, except for: (i) Liabilities disclosed or reflected on or reserved against in the Financial Statements, (ii) Liabilities payable which have arisen after the Interim Financial Statements in the Ordinary Course, (iii) contractual obligations pursuant to Contracts disclosed on the Disclosure Schedule (or not required to be disclosed thereon), and (iv) Liabilities that are disclosed on Schedule 3.9(a).

(c)          Schedule 3.9(c) sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect Indebtedness of the Company.  Sellers have made available to Purchaser a true, correct, and complete copy of each of the items required to be listed on Schedule 3.9(c).  After Purchaser makes the payments required by Section 2.4(d), the Company will not have any such Indebtedness.

3.10.                     Absence of Certain Changes and Events.

(a)         Since December 31, 2012, there has not been any Material Adverse Effect, and to the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect.  Except as set forth in Schedule 3.10(a), since December 31, 2012, the Company has conducted the Business only in the Ordinary Course.

(b)         Except as set forth in Schedule 3.10(b), since December 31, 2012, there has not been any: (i) payment of any bonus by the Company, any increase by the Company of any salaries or other compensation to any employee of the Company, or any entry into any employment, severance, or similar Contract with any employee of the Company, except Ordinary Course raises which do not exceed five percent (5%) in the aggregate; (ii) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (iii) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, adversely affecting the assets, business, financial condition, or prospects of the Company or the Business; (iv) entry into, termination of, or receipt of notice of termination of any Contract required to be set forth on Schedule 3.11(a); (v) sale, lease, or other disposition of any material amount of assets of the Company other than in the Ordinary Course; (vi) cancellation or waiver of any material claims or rights with respect to the Company or the Business; (vii) change in the authorized or issued equity securities of the Company; granting by the Company of any option or right to purchase equity securities of the Company; issuance of any security convertible into such equity securities by the Company; grant of any registration rights by the Company; purchase, redemption, retirement, or other acquisition by the Company of any equity securities; or declaration or payment of any dividend or other distribution or payment in respect of the equity securities of the Company; (viii) amendment to the Organizational Documents of the Company; (ix) commitment by the Company to expend material funds, except for such commitments arising in the Ordinary Course; (x) change in the accounting methods used by the Company, other than as required by GAAP or applicable Legal Requirement; or (xi) agreement, whether oral or written, by the Company to do any of the foregoing.

3.11.                     Contracts; No Defaults.

(a)         Schedule 3.11(a) contains a complete and accurate list, and the Company has delivered to Purchaser true and complete copies, of: (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of Twenty Five Thousand Dollars ($25,000.00) or having a noncancellable term of more than sixty (60) days (other than Licensed Software that is off-the-shelf computer programs licensed under a shrink-wrap, click-wrap or browse-wrap license); (ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of Twenty Five Thousand Dollars ($25,000.00) or having a noncancellable term of more than sixty (60) days; (iii) each Contract that involves payments in excess of Twenty Five Thousand Dollars ($25,000.00) pursuant to which the Company licenses other persons to use any of the assets of the Company or has agreed to support, maintain, upgrade, enhance, modify, or consult with respect to any such assets; (iv) each Contract pursuant to which other persons license the Company to use the Licensed Software (other than off-the-shelf software); (v) each Contract that was not entered into in the Ordinary Course; (vi) each license, lease, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the assets of the Company valued in excess of Twenty Five Thousand Dollars ($25,000.00); (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person; (viii) each Contract containing covenants that in any way purport to materially restrict the business activity of the Company, or limit the freedom of the Company to engage in any line of business or to compete with any Person; (ix) each power of attorney of the Company that is currently effective and outstanding; (x) each Contract of the Company for capital expenditures valued in excess of Twenty Five Thousand Dollars ($25,000.00); (xi) each material written warranty, guaranty, and or other similar undertaking with respect to the Company; and (xii) each Contract which requires the Company to provide to any client, customer, or other Person copies of any restatement of any balance sheets, statements of income, or other financial statements of the Company, or notice to such Person of the occurrence of such restatement

(collectively, the “Material Contracts”).

(b)         Except as set forth in Schedule 3.11(b): (i) the Company has complied with all material terms and requirements of the Material Contracts; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with, or results in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Material Contracts; (iii) the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, the Material Contracts; (iv) the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding, and Sellers do not have any Knowledge of, any actual, alleged, possible, or potential diminution or reduction in the likelihood of consummation of any prospective business opportunity; (v) the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding, and Sellers do not have any Knowledge of, any termination, non-renewal, amendment, or other action or inaction with respect to any Material Contract which is reasonably likely to result in any material diminution of revenues to the Company pursuant to any Material Contract; (vi) each Material Contract is legal, valid, binding, enforceable, and in full force and effect; (vii) the Company has not, and to the Knowledge of Sellers, no party to any Material Contract has, repudiated any material provision thereof; and (viii) there are no material disputes, oral agreements, or forbearance programs in effect as to any Material Contract.

(c)          There are no material renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under the Material Contracts, with any Person and to the Knowledge of Sellers, no such Person has made written demand for such renegotiation.

3.12.                     Insurance.

Sellers have delivered to Purchaser a true and complete summary of all policies of insurance to which the Company is a party, or under which the Company is or has been covered at any time since January 1, 2010.  Schedule 3.12 lists all insurance policies to which the Company is a party or under which the Company is covered.  Since January 1, 2010, the Company has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) other than in relation to Ordinary Course renewals, any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.13.                     Environmental Matters.

(a)         The Company is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.  Neither the Company nor any other Person for whose conduct it is or may be held to be responsible, have received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facility, or (iii) any other third-party, of any actual or potential material violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the material cost of any Environmental, Health, and Safety Liabilities with respect to the Facilities, the Company, the Business, or with respect to any property or facility at or to which Hazardous Materials were Released, generated, transferred, imported or used by the Company.

(b)         Neither the Company nor any other Person for whose conduct it is or may be held to be responsible, have received, with respect to the Business, any citation, directive, inquiry, request for information, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facilities, the Company, the Business, or products or materials generated, transferred, imported, used, recycled, or disposed of by the Company or with respect to any property or facility at or to which Hazardous Materials were Released, generated, transferred, imported, used, recycled, or disposed of by the Company or any other Person with respect to the Facilities.  The Company has not transported nor arranged for the transportation of any Hazardous Materials currently or formerly located on, in at, under around or affecting the Facilities or any real property to any location which is the subject of any action, suit or proceeding relating to Hazardous Materials or any Environmental Law.

(c)          To the Knowledge of Sellers, neither the Company nor any other Person for whose conduct it is or may be held to be responsible, have any Environmental, Health, and Safety Liabilities with respect to any Facility, the Company, or the Business, or any other properties and assets in which the Company (or any predecessor) had an interest.

(d)         To the Knowledge of Sellers, there are no Hazardous Materials present on, in, at, or under any Facility or in the Environment at any Facility except those Hazardous Materials (i) held in compliance with all applicable Environmental Laws, and (ii) the presence of which would not trigger any reporting, clean up or remedial obligation pursuant to any Environmental Law.

(e)          The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers, the Company, or their agents pertaining to Hazardous Materials on, in, at, under, above, about, around or affecting any Facility, or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(f)           To the Knowledge of Sellers, there are no above-ground or underground storage tanks, whether in use or closed, on, in, at, under, above, about, around or affecting any Facility.  Schedule 3.13(f) also contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Company at or from any Facility.  All such tank removals were performed in accordance with all applicable Legal Requirements and Environmental Laws, and no soil or groundwater contamination resulted from the operation or removal of such tanks.

3.14.                     Facilities.

(a)         The Company does not own any real property.

(b)         Schedule 3.14(a) describes the Facilities leased by the Company from third parties.  The Company does not lease any real property in the conduct of the Business except the Facilities set forth on Schedule 3.14(a).  To the Knowledge of Sellers, no landlord of any such Facilities has a mortgage which ranks in priority to the applicable real property lease, except to the extent the Company has an agreement not to disturb the Company’s, or its assignee’s, possession thereof while the Company, or its assignee, is not in default under the applicable real property lease.  The current uses of such Facilities by the Company materially comply with applicable Legal Requirements.

(c)          With respect to the Facilities: (i) each Facility has received all approvals of Governmental Bodies (including licenses and permits) required on the part of the Company in connection with the operation thereof and has been operated and maintained by the Company in all material respects in accordance with applicable Legal Requirements; (ii) there are no material management, maintenance, service, and operating contracts or agreements to which the Company is a party affecting any Facility or any portion hereof for which the Company shall have any material obligation or which shall encumber any portion of any Facility; (iii) to the Knowledge of Sellers, there are no use and occupancy restrictions, rights of way, exceptions, variances, reservations, or limitations affecting any Facility other than those imposed by any local zoning ordinances and building codes or that do not materially interfere with the use thereof; (iv) there are no assessments made against any portion of the real property in respect to the Facilities by any Governmental Body which are owed by the Company but unpaid (except ad valorem Taxes for the current year and current utility charges), whether or not they have become Security Interests, and whether or not they are due in installments; and (v) to the Knowledge of Sellers, there are currently no zoning applications, modification, variances, appeals, or litigation affecting the real property with respect to the Facilities.

3.15.                     Employees.

(a)         Schedule 3.15(a) contains a list of the following information for each full-time, part-time or temporary employee or manager of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status (temporary, contractor, regular full-time, or regular part-time) and current compensation.  Schedule 3.15(a) also contains a list of all Contracts of employment to which the Company is a party, except for Contracts which can be terminated without liability upon not more than thirty (30) days notice.  Each current and former employee and independent contractor of the Company is a party to a Contract which:  (i) prohibits the disclosure to third parties of Confidential Information of the Company and the use of such Confidential Information for any purpose other than for the Company’s benefit, (ii) assigns to the Company all Intellectual Property Assets of the employee or independent contractor which are prepared or developed by such employee or independent contractor while employed or engaged by the Company and which relate to the Business, and (iii) during the term of such employment or engagement and for no less than one (1) year thereafter, prohibits such employee or independent contractor from soliciting the employees and independent contractors of the Company for the purpose of engaging in a business which competes with the Business.

(b)         To the Knowledge of Sellers, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect:  (i) the performance of such employee’s duties as an employee of the Company, or (ii) the ability to conduct the Business.  To the Knowledge of Sellers, no key employee of the Company intends to terminate such employee’s employment.

3.16.                     Labor Relations; Compliance.

(a)         The Company is not a party to any collective bargaining or other labor contract, including any obligation under any agreement regarding rates of pay or working conditions of any employees of the Company.  There has not been, there is not presently pending or existing, and to the Knowledge of Sellers, there is not threatened with respect to the Company:  (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any pending proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, or (iii) any application for certification of a collective bargaining agent.  There is no lockout of any employees of the Company, and no such action is currently contemplated.  The Company has complied with all material Legal Requirements applicable to the Business relating to employment, equal employment opportunity, nondiscrimination, immigration (including all federal and state immigration Legal Requirements applicable to H-1 processing and I-9 documentation), wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.

(b)         Schedule 3.16 contains a complete list of existing or, to the Knowledge of Sellers, threatened, employment-related lawsuits and/or governmental administrative proceedings to which the Company is currently a party.

3.17.                     Intellectual Property.

(a)         Schedule 3.17 sets forth a list of all Contracts relating to the Intellectual Property Assets (other than Licensed Software that is off-the-shelf computer programs licensed under a shrink-wrap, click-wrap or browse-wrap license) of the Company other than customer contracts.  There are no outstanding and, to the Knowledge of Sellers, no threatened, disputes or disagreements with respect to any such Contract.  The Intellectual Property Assets owned or licensed by the Company are all those necessary for the operation of the Business as currently conducted.  All Intellectual Property Assets developed at least in part by the Company are owned by the Company free of any Security Interest (other than Permitted Encumbrances), and no third party (including any Person who co-developed such Intellectual Property Assets) has any rights thereto.  The Company has not used the confidential or proprietary information of any third party in the development of any of the Company’s Intellectual Property Assets either in a manner that grants any ownership, license, or other right to such third party or in violation of any agreement relating to Company’s use of such confidential or proprietary information.  Except as set forth on Schedule 3.17, the Company does not have or use any Patents, Marks, Copyrights, or internet domain names in connection with the Business.  Except for the Licensed Software or as otherwise permitted under any Contract, the Company does not use any patents, trademarks, service marks, trade secrets or copyrights of any other Person.  The Company is not a party to any Contract which permits any third party to create derivative works from the Intellectual Property Assets of the Company.  To Sellers’ Knowledge, the Company has not given any third party access to the source code of any Intellectual Property Assets of the Company.

(b)         The Company has used reasonable commercial efforts to protect the secrecy, confidentiality, and value of the Trade Secrets of the Business.  To Sellers’ Knowledge, the Company has good title and an absolute right to use its Trade Secrets.  To Sellers’ Knowledge, the Trade Secrets of the Company are not part of the public knowledge or literature (unless disclosed in a patent), and have not been used, divulged, or appropriated either for the benefit of any Person other than the Company or to the detriment of the Company.  To Sellers’ Knowledge, no Trade Secret of the Company is subject to any adverse claim or has been challenged or threatened in any way.  To Sellers’ Knowledge, the Company has not given any Person the right to use or disclose any Trade Secret of the Company at any time in the future.

(c)          The Company owns all of the right, title, and interest in and to the source code and the object code in respect to the Owned Software of the Company.  The Licensed Software and the Owned Software of the Company constitute all of the computer programs necessary for the Company to conduct the Business as currently conducted.  Except as specified in Schedule 3.17(c):  (A) no agreement, license or other arrangement pertaining to any of the Licensed Software of the Company will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions; and (B) all licenses covering Licensed Software of the Company which are necessary for the operation of the Business as currently conducted are of perpetual duration (subject to provisions allowing the Company to terminate and provisions allowing the respective licensors to terminate in the event of a breach by the Company).

(d)         The current use by the Company or its customers of any of the Company’s Intellectual Property Assets and the conduct of the Business by the Company does not:  (i) infringe on any patent, trademark, service mark, copyright or other right of any other Person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to the Company, or (iii) except in the case of fees and royalties paid to the licensors of Licensed Software of the Company, entitle any other Person to any interest therein, or right to compensation from the Company, or any of its successors or assigns, by reason thereof.  The Company has not received any complaint, assertion, threat or allegation nor otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence, and Sellers have no Knowledge of the same.

(e)          Schedule 3.17(e) (i) lists all software that is distributed under an Open Source License (collectively, “Open Source Software”) and that has been incorporated into or used in the development, testing, or delivery of any Owned Software in any way and (ii) describes the manner in which such Open Source Software was incorporated or used, which description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Owned Software.  The Company has not used Open Source Software in any manner that would or could:  (i) require the disclosure or distribution of any source code of the Owned Software, (ii) require the licensing of any Company Intellectual Property Assets for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Owned Software, (iv) create, or purport to create, obligations for the Company with respect to the Owned Software or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Assets, (v) create, or purport to create, an obligation to grant a license or other rights to any patent to any third party, or (vi) impose any other limitation, restriction, or condition on the right of the Company to use or distribute any Company Intellectual Property Assets.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Purchaser.

(f)           None of the software or other technology (including Licensed Software, Owned Software, or other Intellectual Property Assets or technology) that is embedded or included in or with, or otherwise used in the development, marketing, sale, licensing, delivery, hosting, provision, or distribution of, any Company products, services or systems (collectively, “Company Technology”): (i) contains any bug, defect or error that adversely affects the use, functionality or performance of such Company Technology or any product, service or system containing or specified by the Company for use in conjunction with such Company Technology; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of, or any product, service or system containing or used in conjunction with, such Company Technology.

(g)          None of the Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Contaminants”).  The Company uses industry standard measures, which measures are no less than reasonable, to prevent the introduction of Contaminants into the Company Technology from software, products, services or systems licensed or otherwise obtained from third parties.  The Company Technology does not contain any vulnerabilities that could permit a third party to gain unauthorized access to the Company Technology, any Company data, or any data of the Company’s clients or customers.

(h)         None of the Company Technology performs the following functions, without the knowledge and consent of the owner or user of a system, network, or device: (i) collects data that is capable (either alone or with other data or information) of being used to personally identify any individual; (ii) interferes with the owner’s or an authorized user’s control of the system, network or device; (iii) changes or interferes with settings or preferences of, or commands installed or stored on, the system, network or device without the knowledge of the owner or an authorized user of the system, network, or device; (iv) changes or interferes with data that is stored on or transmitted by the computer system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (v) causes the system or device to communicate with another system or device without the authorization of the owner or an authorized user of the system or device; or (vi) installs a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.

(i)             The Company has taken all actions customary in the software industry to document the software that was developed by it and is an Intellectual Property Asset of the Company and its operation, such that such software, including its source code and documentation, may be understood, modified and maintained in an efficient manner by reasonably competent programmers.  No source code for any Intellectual Property Asset of the Company has been delivered, licensed, or otherwise made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company, including under any Open Source License.  The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Technology to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Technology to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(j)            Schedule 3.17(j) sets forth all Company Systems.  The Owned Software, Licensed Software, and Company Systems:  (i) are scalable to meet current and reasonably anticipated capacity; (ii) except for scheduled or routine maintenance, are fully available for use in connection with the Business of the Company as currently conducted and as proposed to be conducted and, as applicable, by the customers and clients of the Company, substantially in accordance with the Company’s contractual obligations; (iii) have appropriate security, archival and back up, disaster recovery and restoration functionality intended to minimize the risk and severity of error, breakdown, failure or security breach occurring; (iv) are configured and maintained to minimize the effects of any Contaminant; and (v) have not suffered any material failure or security breach in the last thirty-six (36) months.

3.18.                     Relationships with Related Persons.

Except as set forth on Schedule 3.18, no Related Person of any Seller has or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in the Company or its Business.  Except as set forth on Schedule 3.18, no Related Person of any Seller owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company (other than ownership of no more than five percent (5%) of the outstanding securities of a publicly traded company).

3.19.       Brokers or Finders.

Except for the fees and expenses payable to Moelis & Company LLC, which shall be paid by Sellers (including pursuant to Section 2.4(d)(i)(E)), neither the Company, nor its managers, officers and agents, have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

3.20.       Individual Seller Representations—McKinley Group.

(a)   Such Seller has the full power and authority to perform all of his or its obligations under the Transaction Documents.  This Agreement (assuming the valid authorization, execution and delivery thereof by Purchaser and Parent) constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements of general application relating to or affecting creditors’ rights and to general equity principles.  Upon the execution and delivery by such Seller of the Transaction Documents to which he or it is a party (and assuming the valid authorization, execution and delivery thereof by Purchaser and Parent), the Transaction Documents to which such Seller is a party will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements of general application relating to or affecting creditors’ rights and to general equity principles.  The trustees and investment direction advisors of those Sellers which are trusts, who are by applicable Legal Requirements or by Contract required to approve and authorize the Transaction Documents and the Contemplated Transactions, have approved and authorized the Transaction Documents and the Contemplated Transactions, in each case without condition, limitation or restriction.  Such Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which he or it is a party and to perform his or its obligations under this Agreement and the Transaction Documents to which he or it is a party.

(b)   Neither the execution and delivery of this Agreement by such Seller nor his or its consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any Legal Requirement or Order to which such Seller is subject; (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Seller is a party; or (iii) result in the imposition or creation of any Security Interest upon or with respect to the Shares.  Other than obtaining the Required Approvals, and except as set forth on Schedule 3.20(b), such Seller is not required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

(c)   There is no pending Proceeding to which such Seller is a party that challenges, or that may have the effect of preventing, delaying or making illegal any of the Contemplated Transactions.  To the Knowledge of such Seller, no such Proceeding has been threatened.

(d)   Such Seller has good and marketable title to all of the Shares set forth next to his or its name on Schedule 3.20(d), free and clear of Security Interests.  At the Closing the Shares set forth to such Seller’s name on Schedule 3.20(d) will be transferred by such Seller to Purchaser, free and clear of any Security Interest.  Such Seller is not party to: (i) any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Shares or any other securities of the Company or (ii) any shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Shares or other securities of or interests in the Company.

(e)   Except for the fees and expenses payable to Moelis & Company LLC, which shall be paid by Sellers (including pursuant to Section 2.4(d)(i)(E)), neither such Seller nor his or its agents have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

3.21.       Individual Seller Representations—Saitta Group.

(a)   Such Seller has the full power and authority to perform all of his or its obligations under the Transaction Documents.  This Agreement (assuming the valid authorization, execution and delivery thereof by Purchaser and Parent) constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements of general application relating to or affecting creditors’ rights and to general equity principles.  Upon the execution and delivery by such Seller of the Transaction Documents to which he or it is a party (and assuming the valid authorization, execution and delivery thereof by Purchaser and Parent), the Transaction Documents to which such Seller is a party will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements of general application relating to or affecting creditors’ rights and to general equity principles.  The trustees and investment direction advisors of those Sellers which are trusts, who are by applicable Legal Requirements or by Contract required to approve and authorize the Transaction Documents and the Contemplated Transactions, have approved and authorized the Transaction Documents and the Contemplated Transactions, in each case without condition, limitation or restriction.  Such Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which he or it is a party and to perform his or its obligations under this Agreement and the Transaction Documents to which he or it is a party.

(b)   Neither the execution and delivery of this Agreement by such Seller nor his or its consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any Legal Requirement or Order to which such Seller is subject; (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Seller is a party; or (iii) result in the imposition or creation of any Security Interest upon or with respect to the Shares.  Other than obtaining the Required Approvals, and except as set forth on Schedule 3.21(b), such Seller is not required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

(c)   There is no pending Proceeding to which such Seller is a party that challenges, or that may have the effect of preventing, delaying or making illegal any of the Contemplated Transactions.  To the Knowledge of such Seller, no such Proceeding has been threatened.

(d)   Such Seller has good and marketable title to all of the Shares set forth next to his or its name on Schedule 3.21(d), free and clear of Security Interests.  At the Closing the Shares set forth to such Seller’s name on Schedule 3.21(d) will be transferred by such Seller to Purchaser, free and clear of any Security Interest.  Such Seller is not party to: (i) any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Shares or any other securities of the Company or (ii) any shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Shares or other securities of or interests in the Company.

(e)   Except for the fees and expenses payable to Moelis & Company LLC, which shall be paid by Sellers (including pursuant to Section 2.4(d)(i)(E)), neither such Seller nor his or its agents have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

4.     REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, represent and warrant to Sellers that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and as applicable, will be true, correct and complete as of the Closing Date, as follows:

4.1. Organization and Good Standing.

Each of Parent and Purchaser is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use in connection with its business.

4.2. Authority; No Conflict.

(a)   This Agreement and the other Transaction Documents to which Parent and Purchaser is a party (assuming the valid authorization, execution and delivery thereof by Sellers) constitute the legal, valid, and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements of general application relating to or affecting creditors’ rights and to general equity principles.  Each of Parent and Purchaser has the right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under such Transaction Documents.

(b)   Neither the execution and delivery of the Transaction Documents by Parent and Purchaser, nor the consummation or performance of any of the Contemplated Transactions by Parent and Purchaser, will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of the Organizational Documents of Parent or Purchaser; (ii) any resolution adopted by the board of directors or the shareholders of Parent or Purchaser; or (iii) any Legal Requirement or Order to which Parent or Purchaser may be subject.  Other than obtaining the approval of its respective boards of directors, and, if applicable, except for approval from the Antitrust Agencies pursuant to the HSR Act, neither Parent nor Purchaser is required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3. Certain Proceedings.

There is no pending Proceeding that has been commenced against Parent or Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Parent and Purchaser, no such Proceeding has been threatened.

4.4. SEC Reports.

Parent has filed with the SEC all forms, reports, schedules, definitive proxy statements and other documents (collectively, the “Parent SEC Reports”) required to be filed by Parent with the SEC.  The Parent SEC Reports have been compiled in all material respects in accordance with the requirements of the SEC.

4.5. Financial Ability.

Purchaser has, and will have on the Closing Date, and thereafter as needed, sufficient cash on hand from Purchaser’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the Contemplated Transactions and perform its obligations hereunder.

4.6. Solvency.

As of the Effective Time, after giving effect to any indebtedness being incurred at such time in connection herewith, neither Parent nor Purchaser will: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business, or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

4.7. Investment Intention.

Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Company.  Purchaser understands that the Contemplated Transactions have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities Legal Requirement, by reason of a specific exemption from the registration or qualification provisions of those Legal Requirements, based in part upon Purchaser’s representations in this Agreement.

4.8. Brokers or Finders.

Neither Parent, Purchaser, nor their directors, officers and agents, have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

5.     COVENANTS

5.1. Access and Investigation.

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and each of their respective Representatives to, (a) afford Purchaser and its Representatives (collectively, the “Altisource Advisors”) reasonable access during normal business hours to the Company, and its personnel, payroll information, Facilities, properties, contracts, books and records, Organizational Documents and minute records, and other documents and data of the Company, (b) furnish Altisource Advisors with copies of all such contracts, books and records, and other existing documents and data as Altisource Advisors may reasonably request, and (c) furnish Altisource Advisors with such additional financial, payroll, operating, and other data and information as Altisource Advisors may reasonably request.  Notwithstanding the foregoing, the Company and Sellers shall not be required to disclose any information to Purchaser and the Altisource Advisors if such disclosure would, in the Company’s reasonable discretion: (i) result in disclosure of information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure or (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided, however, contemporaneously with Sellers’ election not to disclose information to Purchaser pursuant to the foregoing provisions, Sellers shall provide a written summary to Purchaser describing the reasons for non-disclosure and a general summary of the matters to which such information relates.  Purchaser agrees that its investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company, and in discharging its obligations pursuant to this Section 5.1.  Purchaser and the Altisource Advisors shall not speak to any of the employees, customers, distributors or suppliers of the Company without the prior written consent of an officer of the Company, and any such communications permitted by the Company shall be made in the presence of a designated representative of the Company.

5.2. Operation of the Business.

Between the date of this Agreement and the Closing Date, Sellers will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the Company to: (a) operate the Business (or otherwise conduct the Business) only in the Ordinary Course; (b) preserve intact the current business organization, keep available the services of the current employees and agents, and maintain the relations and goodwill with suppliers, landlords, creditors, customers, employees, agents, and others having business relationships with the Company; (c) confer with Purchaser concerning operational matters of the Business of a material nature outside of the Ordinary Course; (d) file any Tax Returns required to be filed consistent with its past practices, not change any Tax election, and not settle or compromise any Tax liability; and (e) otherwise report periodically to Purchaser concerning the status of the Business.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and Sellers will cause the Company not to, without the prior consent of Purchaser (not to be unreasonably withheld, delayed or conditioned), take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.10 would reasonably be expected to occur.  Purchaser specifically agrees that prior to the Closing, the Company may distribute all or any part of the items set forth on Schedule 5.2 and any Cash (other than the Fannie Mae Cash) to Sellers.

5.3. Required Approvals.

(a)   Each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the Contemplated Transactions, including using commercially reasonable efforts to obtain all necessary waivers, consents and approvals.  Without limiting the foregoing, if an HSR Filing is required pursuant to the HSR Act prior to the consummation of the Contemplated Transactions, each of the Parties agrees: (i) to submit the HSR Filing and any filings required by antitrust regulations of other jurisdictions including foreign countries that the Parties deem advisable or appropriate, with Purchaser making the ultimate determination as to whether it is advisable and appropriate to make such filing; (ii) to use commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of the Federal Trade Commission, the Antitrust Division, or other governmental competition authorities (“Antitrust Agencies”) for additional information or documents; (iii) to use commercially reasonable efforts to cause the expeditious termination of the HSR Act waiting period(s); (iv) to not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the Contemplated Transactions, except with the prior written consent of the other Party; (v) subject to Legal Requirements, to inform promptly counsel for the other Party of any material communications from any Antitrust Agency regarding the transaction contemplated by this Agreement; and (vi) subject to Legal Requirements, to provide promptly to counsel for the other Party such information as the other Party may reasonably request in order to enable it to prepare the filings, reports, documents and other materials referred to in this section.  Each Party shall, and each Seller shall cause the Company to, promptly notify the other Parties of any communication it receives from any Antitrust Agency relating to the matters that are the subject of this Agreement and permit the other Parties to review and comment on in advance any proposed communication by such Party or the Company to any Antitrust Agency and shall provide the other Parties with copies of all correspondence, filings or communications between such Party, the Company, or any of their Affiliates and any Antitrust Agency.  A Party shall not, and Sellers shall cause the Company not to, agree to participate in any meeting with any Antitrust Agency in respect of any such filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Antitrust Agency, gives the other Parties the opportunity to attend and participate at such meeting.  Each Party shall use commercially reasonable efforts to obtain any clearance under the HSR Act or other applicable Legal Requirement of an Antitrust Agency or to resolve any objections that may be asserted thereby, in each case as promptly as practicable.  Nothing in this Section 5.3(a) shall require Parent, Purchaser, or any of their Affiliates to dispose of any assets of Parent, Purchaser, their Affiliates, the Company, or any portion of the Business, or take any action that is reasonably likely to have a Material Adverse Effect on Parent, Purchaser, or any of their Affiliates, or the results of operations or condition (financial or otherwise) of any portion of the Company or its Business.

(b)   Sellers will, and will cause the Company to, use commercially reasonable efforts to receive all necessary Consents:  (i) of each Governmental Body from which Consent may be required to consummate the Contemplated Transactions (except for the HSR Act, which is addressed in Section 5.3 above), (ii) of all lenders, lessors, development authorities, joint venturers, and other Persons (A) whose consent may be required to permit the consummation of the Contemplated Transactions or to provide Purchaser the full right, title, benefits, and interest of Sellers and the Company in and to the Company and the Business, or (B) who may have a Security Interest on any portion of the assets of the Company or the Shares (and further to obtain termination and transfer agreements from each lessor (including but not limited to the requisite UCC-3 termination statements)), and (iii) with respect to each other matter, and from each other Person, specifically identified on Exhibit B hereof (the “Required Approvals”).  Purchaser shall use commercially reasonable efforts to cooperate with Sellers and the Company in obtaining all such consents described in this Section 5.3(b).

5.4. No Negotiation.

Until such time, if any, as this Agreement is terminated pursuant to Section 7, Sellers will negotiate exclusively with Purchaser with respect to the Contemplated Transactions.  Sellers further agree not to, and will cause the Company not to, solicit or consider other proposals concerning the sale of any part of the Business, the Shares, or the assets of the Company (other than in the Ordinary Course), or provide information with respect to the Business, the Shares, or the assets of the Company to other entities expressing interest in acquiring, leasing or managing any part of the Business, the Shares, or the assets of the Company whether for themselves or others, or to divulge or otherwise disclose any information to such entities regarding any aspects of the Contemplated Transactions, including but not limited to, purchase price, terms, or status of negotiations and discussions between Sellers, Purchaser, or their authorized representatives.  Sellers shall, and Sellers shall cause the Company to, notify Purchaser if any such proposal is made.

5.5. Commercially Reasonable Efforts.

Between the date of this Agreement and the Closing Date, each of the Parties will use their respective commercially reasonable efforts to cause the conditions in Section 6 to be satisfied.  Sellers will, and will cause the Company to, use their commercially reasonable efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee or other business associate of the Company from maintaining substantially the same business relationships with Purchaser and the Company after the Closing as it maintained with the Company prior to the Closing.

5.6. Access to Records; Litigation Support.

(a)   For a period of seven (7) years after the Closing Date, Sellers shall have reasonable access to all of the books and records of the Company existing as of the Closing Date (including any books and records relating to Taxes and Tax Returns of the Company), to the extent that such access may reasonably be required by a Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date, including the preparation of Sellers’ financial reports or Tax Returns, any Tax audits, the defense or prosecution of litigation (including arbitration or mediation), and any other reasonable need of Sellers to consult such books and records.  Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours.  The Seller seeking access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.6(a).  If any such books or records, or any other documents which Sellers have the right to have access to pursuant to this Section 5.6(a) are produced by Purchaser, Parent or the Company to a party which is actually adverse to Sellers (e.g., in litigation or in connection with a government investigation), to the extent permitted by Legal Requirements as determined in the reasonable discretion of legal counsel to Purchaser, Purchaser shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by Sellers concurrently with the production of such books, records and/or documents.  In addition, if Purchaser, Parent or the Company shall desire to dispose of any of such books or records prior to the expiration of such seven (7)-year period, Purchaser shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

(b)   Following the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Party, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)   Any Seller may retain copies of any contracts, documents or records:  (i) which are required to be retained pursuant to any Legal Requirement or are subject to Sellers’ attorney-client privilege, or (ii) for Sellers’ financial reporting purposes, for Sellers’ Tax purposes or for Sellers’ legal defense or prosecution purposes.

5.7. Tax Matters.

(a)   General.  For the sole purpose of appropriately apportioning any Taxes relating to a Tax year or Tax period that begins before and ends after the Effective Time (a “Straddle Period”), such apportionment shall be made assuming the Company had a taxable year that ended at the Effective Time.  In the case of property Taxes and other Taxes that apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending at the Effective Time shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Effective Time and the denominator of which shall be the total number of days in the period.  All other Taxes for any Tax Return that involves a Straddle Period shall be based upon the actual events and transactions that occur within such Straddle Period.

(b)   Tax Indemnification.

(i)            Sellers shall be responsible for and pay and shall indemnify and hold harmless Purchaser from and against all Taxes of or applicable to the Company for any Tax year or Tax period ending on or before the Effective Time, and, in the case of a Straddle Period, to the extent apportioned to the period that ends at the Effective Time in accordance with paragraph (a) of this section; provided, however, that Sellers not be responsible for any Taxes that have been accrued as a liability that has been included in the computation of Net Working Capital of the Company as of the Effective Time.

(ii)           Purchaser shall be responsible for and shall indemnify and hold harmless Sellers against all Taxes of or with respect to the Company for all Tax years or Tax periods ending after the Effective Time, or, with respect to a Straddle Period, to the extent apportioned to the period after the Effective Time in accordance with paragraph (a) of this section.

(c)   Tax Contests.

(i)            For periods following the Effective Time, Purchaser on the one hand, and Sellers on the other hand (as the case may be) who receives notice of a Tax audit or other proceeding shall promptly notify the other Party in writing of any such audit or proceeding or any proposed assessment or the commencement of any tax contest or any demand or claim on Purchaser, the Company, or their Affiliates that, if determined adversely to the taxpayer or after the lapse of time, would reasonably be expected to be grounds for an indemnification claim by Purchaser against Sellers under paragraph (b) of this section (a “Tax Contest”).  Such notice shall contain factual information (to the extent known to Purchaser, Sellers, its Affiliates or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(ii)           In the case of a Tax Contest that relates to taxable periods ending on or before the Effective Time, Sellers shall have the sole right, at their expense, to control the conduct of such Tax Contest; provided, however, that the Seller Representative shall seek Purchaser’s prior written consent of any settlement or compromise of such Tax Contest (which consent shall not be unreasonably withheld or delayed) of any resolution of the Tax Contest if such resolution adversely affects the computation of any item of income, expense, deduction, taxable income, credit or Tax liability for any period ending after the Effective Time.

(iii)          Purchaser shall direct and control any Tax Contest not controlled by Sellers in accordance with Section 5.7(c)(ii).  Purchaser may not settle or compromise any asserted Tax liability in a manner that would result in an indemnification liability of Sellers pursuant to this Section 5.7, or that adversely affects the computation of any item of income, expense, deduction, taxable income, credit, or Tax liability for any taxable period before the Effective Time without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld or delayed.

(iv)          Purchaser and Sellers agree to cooperate, and Purchaser agrees to cause the Company (as applicable) to cooperate, in the defense against or compromise of any claim in any Tax Contest.

(d)   Tax Returns.

(i)            Purchaser shall prepare, or cause to be prepared, on a basis consistent with past tax accounting practices all non-income Tax related Tax Returns of the Company for all Tax periods ending on or prior to the Effective Time, and shall provide, or cause to be provided, to the Seller Representative a substantially final draft of each such Tax Return at least thirty (30) calendar days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review and filing by Purchaser.  The Seller Representative shall notify Purchaser within ten (10) calendar days of the receipt of such draft Tax Return of any reasonable objections the Seller Representative may have to any items set forth in such draft Tax Return, and the Seller Representative and Purchaser agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.  Purchaser shall timely file, or cause to be timely filed, all such Tax Returns, and timely pay, or cause to be paid, when due, all Taxes shown due on such returns.  One Business Day prior to the date on which such Tax Returns are filed, Sellers shall pay the amount of Taxes for which Sellers are responsible under Section 5.7(b)(i) to Purchaser or a Person designated by Purchaser.

(ii)           Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all non-income Tax related Tax Returns of the Company for all Tax periods ending after the Effective Time, including Straddle Periods, and timely pay, or cause to be paid, when due, all Taxes shown due on such returns.  Purchaser shall provide, or cause to be provided, to the Seller Representative a substantially final draft of each such Tax Return, but only such Tax Returns that include a Straddle Period, with respect to which Sellers may be responsible for the payment of any Tax at least thirty (30) calendar days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Seller Representative.  The Seller Representative shall notify Purchaser within ten (10) calendar days of receipt of such Tax Return of any reasonable objections the Seller Representative may have to any items set forth in such draft Tax Return, and Purchaser and the Seller Representative agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.  One Business Day prior to the date on which such Tax Returns are filed, Sellers shall pay to Purchaser the amount of Taxes for which Sellers are responsible under paragraph (b)(i) of this section.

(iii)                               Neither Purchaser nor the Company shall file any amended Tax Return for any period that ends on or before the Closing Date without the prior written consent of Sellers (not to be unreasonably withheld or delayed), except as required under applicable Legal Requirements.

(e)          Refunds.  Any refunds, rebates, credits or overpayments of Taxes of the Company for any taxable period ending on or before the Effective Time shall be for the account of Sellers.  Any refunds, rebates, credits or overpayments of the Company for any taxable period beginning after the Effective Time shall be for the account of Purchaser.  Any refunds, rebates, credits or overpayments of Taxes of the Company for a Straddle Period shall be equitably apportioned between Sellers on the one hand, and Purchaser on the other hand, applying the rules and regulations of the Governmental Body applicable to such Tax Return.

(f)           Cooperation.  After the Closing, Purchaser and Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Business for all periods prior to or including the Closing Date, and shall not destroy any such information, records and documents without the permission of Purchaser.  Sellers shall prepare and provide to Purchaser any Tax information packages reasonably requested by Purchaser for Purchaser’s use in preparing the Company’s Tax Returns, or alternatively, will provide reasonable access to the books and records containing such information.  Such Tax information packages shall be completed by Sellers and provided to Purchaser, or such reasonable access shall be provided, within sixty (60) calendar days after the request therefor.  Each Party shall bear its own expenses in complying with the foregoing provisions.

(g)          Tax Treatment of Transaction.  Purchaser and Sellers agree to treat the purchase and sale of the Shares in accordance with Rev. Rul. 99-6, Situation 2 as follows: (i) as to Purchaser, as the purchase by Purchaser of “all of” the assets of the Company from Sellers, and (ii) as to Sellers, as the sale by Sellers of the Shares.  For purposes of IRC Sections 743(b), 755 and 1060 and the Treasury Regulations promulgated pursuant thereto, the Purchase Price shall be allocated among the Company’s assets using the methodology set forth in IRC Section 1060 and the Treasury Regulations thereunder and shall be set forth on Exhibit I hereto (the “Allocation Schedule”), which Allocation Schedule shall be amended by Purchaser, and timely delivered to Sellers, to take into account any changes in the Purchase Price as set forth in this Agreement.  The Parties (A) will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns (including IRS Form 8308) in a manner consistent with the Allocation

Schedule, and (B) will not, and will cause each of their respective Affiliates not to, take any position inconsistent with the Allocation Schedule, unless required by applicable Legal Requirements (including the resolution of a Tax audit).  In the event that the purchase price allocation reflected in the Allocation Schedule is disputed by any Tax authority, the Party receiving notice of the dispute shall promptly notify the other Parties in writing, and the Parties agree to use their respective commercially reasonable efforts to defend the purchase price allocation in any audit or similar Tax proceeding.

5.8.    Notice of Developments.

The Seller Representative shall deliver to Purchaser promptly after any Seller becomes aware of any change affecting the content of the Disclosure Schedule, but in any event no later than five (5) days prior to the Closing Date, a revised Disclosure Schedule to the representations and warranties set forth in Section 3, to reflect any matters which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure or exception with regard to any such representation and warranty.  It is specifically agreed that the Disclosure Schedule may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto.  No such supplement, amendment or addition shall be deemed to cure any breach for purposes of Section 6.1(a) and, in the event of such a supplement, amendment or addition, Purchaser has the right to terminate this Agreement pursuant to Section 7.1(c), if applicable.  If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of, or inaccuracy in, any representation, warranty, or covenant which would have existed if such supplement, amendment or addition had not been made, and all references to any part of the Disclosure Schedule which is supplemented or amended shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended.

5.9.    Restrictive Covenants.

(a)         During the Restricted Period, Sellers will treat and hold as confidential all of the Confidential Information of the Company and its Business, and the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, refrain from using any of the Confidential Information of the Company and its Business, and, subject to the other provisions hereof, deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information of the Company and its Business which are in its possession.  In the event that any Seller is requested or required by any Legal Requirement or Order to disclose any Confidential Information of the Company and its Business, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.9.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, required by any Legal Requirement or Order to disclose any Confidential Information of the Company and its Business, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, such Seller may disclose the Confidential Information of the Company and its Business, or the terms and conditions contained in this Agreement and in respect to the

Contemplated Transactions, as the case may be, as so required; provided, however, that such Seller shall use its reasonable efforts to obtain, at the reasonable request of Purchaser and at the sole expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information of the Company and its Business, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, as the case may be, required to be disclosed as Purchaser shall designate.

(b)         In order to induce Parent and Purchaser to enter into this Agreement, each of Sellers expressly covenants and agrees that for a period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), within the Territory, except with the prior written consent of Purchaser, such Seller will not, either directly or indirectly, on its own behalf, or in the service or on behalf of others, engage in or provide managerial, supervisory, sales, marketing, or consulting services or own (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System) a beneficial interest in, any Person which is engaged in the Business, or is competitive with the Company and the Business.

(c)          During the Restricted Period, except with the prior written consent of Purchaser, each of Sellers will not, directly or indirectly, for itself or for any other Person, solicit any of the customers or vendors of the Company, who were customers or vendors of the Company as of the Closing Date, for the purpose of competing with Parent, Purchaser or the Company in the Business in the Territory.

(d)         During the Restricted Period, except with the prior written consent of Purchaser, each of Sellers will not, directly or indirectly, for itself or for any other Person, solicit, attempt to employ or enter into any contractual employment or independent contractor arrangement with any employee or independent contractor of the Company, who is an employee or independent contractor of as of the Closing Date; provided, that this Section 5.9(d) shall not prohibit the solicitation or hiring of employees terminated by Purchaser, Parent or the Company prior to such solicitation or hiring.

(e)          Each Seller acknowledges that Parent and Purchaser have agreed to enter into this Agreement based, in part, on each Seller’s agreement to the restrictive covenants contained in this Section 5.9.  Each Seller also acknowledges that the covenants contained in this Section 5.9 are reasonable in scope and duration.  If any covenant in this Section 5.9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Parties.  Each Seller agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Section 5.9 and that Parent and Purchaser may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.9.  Each Seller hereby waives any requirement that Parent and Purchaser post a bond or other security as a condition to receiving injunctive relief hereunder.

5.10.                     Monthly Financial Statements.

Within twenty (20) days following the end of each calendar month prior to the Closing Date, the Seller Representative shall deliver to Purchaser monthly financial reports of the Company.  Sellers covenant that such reports: (a) will present fairly, in all material respects, the income and cash flows of the Company, (b) will be prepared on a basis materially consistent with the Financial Statements, and (c) will have been derived from the books and records of the Company.

5.11.                     Termination of Equity Rights.

Prior to the Closing Date (but subject to the payment contemplated by Section 2.4(d)(i)(C)), Sellers shall, and shall cause the Company to, take such action as is necessary to terminate and cancel, effective no later than the Closing Date, all outstanding Equity Rights of the Company in a manner that is binding upon the holders of such Equity Rights and without liability to the Company that has not been fully satisfied on the Closing Date.

5.12.                     Audited Financial Statements.

Sellers shall, at the sole expense of Sellers, provide any reasonable assistance requested by Parent to enable Parent to prepare historical financial statements and pro forma financial information with respect to periods prior to the Closing regarding the Company as required by Regulation S-X under the Securities Act of 1933, as amended, and the timely filing of the necessary financial statements and pro forma financial information with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including assisting in the preparation of such audited or unaudited financial statements.  For the avoidance of doubt, Sellers are solely responsible for the costs and expenses of preparing and delivering to Parent no later than the thirty-fifth (35th) day following the Closing Date, (a) audited financial statements of the Company as of and for each of the fiscal years ended December 31, 2012, December 31, 2011, and December 31, 2010, and (b) reviewed interim financial statements of the Company as of and for the three (3) and six (6) months ended June 30, 2013, and June 30, 2012, in each case prepared in accordance with GAAP by Deloitte LLP in compliance with SEC Regulation S-X for filing in a Form 8-K.  Sellers shall use their best efforts to provide such assistance and information reasonably requested by Deloitte LLP in the preparation of such financial statements.

5.13.                     Confidentiality Agreement.

The terms of the Confidentiality Agreement dated February 4, 2013, by and between the Company and Purchaser (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Purchaser and Parent under this Section 5.13 shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.14.                     Sponsored Employees.

(a)         Schedule 5.14(a) sets forth the foreign nationals currently being sponsored by the Company in non-immigrant visa status as well those employees currently being sponsored or offered a future sponsorship for permanent residency through the Company (the “Foreign Nationals”).  At the Closing, Purchaser shall cause Altisource Solutions, Inc. to offer employment to the Foreign Nationals who satisfactorily complete Altisource Solutions, Inc.’s background check (such Foreign Nationals who accept Altisource Solutions, Inc.’s offer of employment are referred to herein as the “Retained Nationals”).  It is acknowledged that, under all circumstances, the Retained Nationals employed by Altisource Solutions, Inc. shall be employed on an at-will basis.   Purchaser and Altisource Solutions, Inc. retain the right to make individual decisions regarding the continued employment of all Retained Nationals by Altisource Solutions, Inc.  If such offer of employment is accepted by any Retained Nationals, then the Company shall cease to serve, and Purchaser agrees to cause Altisource Solutions, Inc. to commence to serve, as the sponsoring and petitioning employer for U.S. immigration Law purposes with respect to such Retained Nationals for US Immigration law purposes.

(b)         In respect of the important contributions made by the Retained Nationals from and after the Closing, Purchaser agrees to cause Altisource Solutions, Inc. to: (i) abide by the conditions agreed to in such Retained Nationals’ labor condition applications and permanent labor certifications filed by the Company, (ii) continue to support, extend and/or amend when necessary such applications under the same terms originally offered to such Retained Nationals by the Company, (iii) assume all immigration-related obligations and liabilities of the Company that have arisen or will hereafter arise in connection with the submission of petitions, applications or other filings with the U.S. Citizenship and Immigration Services (“USCIS”), U.S. Department of Labor (“DOL”) or the U.S. Department of State (including any U.S. embassy abroad or consular post) requesting the granting of employment-based non-immigrant and immigrant visa benefits on behalf of such Retained Nationals and liabilities associated with the jobs offered to such Retained Nationals who seek to preserve their immigration benefits and (iv) file the necessary immigrant visa petitions and other documentary evidence with the USCIS, DOL and other Governmental Bodies to establish a successor-in-interest relationship with such Retained Nationals and demonstrate (A) that the job opportunity offered by Altisource Solutions, Inc. is the same as the job opportunity originally offered by the Company; (B) that the job opportunity previously offered by the Company to each such Retained National in the applicable labor certification application was continuously valid before, and remains continuously valid after, the Closing and (C) the transactions contemplated hereby were successfully contemplated.

(c)          Purchaser agrees to cause Altisource Solutions, Inc. to take all reasonably necessary steps after the Closing to ensure that the foregoing agreement is properly effectuated, including, without limitation, by asserting to the appropriate Governmental Body that continued immigration benefits on the basis of an immigration-related successorship interest is warranted with respect to such Retained Nationals and filing new petitions for an alien worker where and when deemed necessary by the relevant immigration regulations.  The Parties intend that Altisource Solutions, Inc. pursuant to its agreements set forth in this Section shall be considered the successor-in-interest to the Company solely and exclusively for U.S. immigration Law purposes with respect to the Retained Nationals. Upon Closing, the Purchaser agrees to cause Altisource Solutions, Inc.  to effectuate all necessary actions to ensure continuity of employment  for the sponsored Retained Nationals.  Notwithstanding the foregoing, neither Purchaser nor Altisource Solutions, Inc. assumes any other actual or contingent immigration liabilities of the Company pursuant to this Section except as expressly set forth herein.

6.              CONDITIONS PRECEDENT TO CLOSING

6.1.    Parent’s and Purchaser’s Closing Conditions.

Parent’s and Purchaser’s obligation to effect the Closing and to take the other actions required to be taken by Parent and Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in writing, in whole or in part):

(a)         The representations and warranties of Sellers in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, in each case except to the extent such representations and warranties by their terms speak as of another date, in which case they shall accurate in all material respects as of such date.

(b)         The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(c)          If applicable, the waiting periods under the HSR Act and any other antitrust or non-competition Legal Requirement shall have expired or been terminated in writing by the appropriate Governmental Body, and any approvals or conditions of clearance under the competition Legal Requirements of any jurisdiction required to consummate the Contemplated Transactions shall have been met or obtained.

(d)         The Required Approvals applicable to the Closing shall have been obtained, in form and substance reasonably satisfactory to Purchaser.

(e)          Sellers shall have delivered to Purchaser payoff letters and releases, in form and substance reasonably satisfactory to Purchaser, such that, upon payment by Purchaser of the amounts contemplated in Section 2.4(d), the outstanding Indebtedness of the Company will be paid in full and all Security Interests on the Shares and the assets of the Company will be released.

(f)           The Intercompany Transaction shall have been completed and consummated, and Sellers shall provide evidence of the same which is reasonably satisfactory to Purchaser.

(g)          Sellers shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the termination of all Equity Rights of the Company, and the release of all Liability with respect to such Equity Rights.

(h)         Since the date of this Agreement, there shall not have been commenced or threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

(i)             Since December 31, 2012, there shall not have been any change in the assets of the Company or the Business that, in each case, constitutes a Material Adverse Effect.

(j)            Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser, or any Person affiliated with Purchaser to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order enacted on or after the date hereof, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body on or after the date hereof.

(k)         Sellers shall have caused the Company to transfer its Company Plans effective as of the Closing to Altisource Solutions, Inc., and to have such Company Plans amended to provide that only employees of the Company are eligible to participate.

(l)             Purchaser shall have completed its telephone call with Fannie Mae, effected jointly with the presence of Seller Representative and/or his designee, prior to Closing.  Purchaser shall have determined, in its sole reasonable discretion, that it is satisfied with the results of such telephone call.

(m)     Sellers shall have delivered each of the following additional executed documents:

(i)                                     membership interest powers with respect to the Shares endorsed in favor of Purchaser, in form and substance reasonably satisfactory to Purchaser (collectively, the “Conveyancing Documents”), with all necessary transfer tax stamps attached thereto;

(ii)                                  resignations of each of the managers and officers of the Company, in form and substance reasonably satisfactory to Purchaser;

(iii)                               a certificate executed by the Seller Representative certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been fulfilled;

(iv)                              an affidavit of each Seller, as provided in Section 1445(b)(2) of the IRC, stating under penalties of perjury that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the IRC;

(v)                                 with respect to each Seller who is a trust, a certificate of the trustee and the investment direction advisor of such trust as to the authority of such trustee to act on behalf of such trust with respect to the Contemplated Transactions, and containing a copy of the trust agreement evidencing the same;

(vi)                              the Agreement Regarding Sale of Company, executed by McKinley, Saitta, Seller Representative, and Vella;

(vii)                           a Release Agreement, executed by each Seller;

(viii)                        the Escrow Agreement, executed by the Seller Representative and the Escrow Agent;

(ix)                              the Rights Agreement, executed by each Seller;

(x)                                 if RSUs are included in the Stock Consideration, RSU award agreements in form and substance reasonably satisfactory to Parent, executed by Sellers party thereto;

(xi)                              the Christopher Saitta Employment Agreement, executed by Saitta;

(xii)                           the John Vella Employment Agreement, executed by Vella; and

(xiii)                        the Funds Flow and Settlement Statement, executed by Sellers.

(n)         Each of the following documents shall have been delivered to Purchaser:

(i)                                     all transfer ledgers, minute books and the corporate seals of the Company; and

(ii)                                  such other documents as Parent and Purchaser may reasonably request for the purpose of:  (A) evidencing the satisfaction of any condition referred to in this Section 6.1, or (B) otherwise facilitating the consummation of the Closing.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 6.1, Purchaser and Parent may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that, at the Closing, Sellers deliver to Purchaser a written notice specifying in reasonable detail the failure of any such conditions, and Purchaser and Parent nevertheless proceed with the Closing, except in the circumstance of fraud or intentional misrepresentation by any Seller, Purchaser and Parent shall be deemed to have waived for all purposes any rights or remedies they may have against Sellers (including any rights or remedies under Section 8) by reason of the failure of any such conditions to the extent described in such notice.

6.2.    Sellers’ Closing Conditions.

Sellers’ obligation to effect the Closing and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Representative in writing, in whole or in part):

(a)         The representations and warranties of Parent and Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, in each case except to the extent such representations and warranties by their terms speak as of another date, in which case they shall accurate in all material respects as of such date.

(b)         The covenants and obligations that Parent and Purchaser are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(c)          If applicable, the waiting periods under the HSR Act and any other antitrust or non-competition Legal Requirement shall have expired or been terminated in writing by the appropriate Governmental Body, and any approvals or conditions of clearance under the competition Legal Requirements of any jurisdiction required to consummate the Contemplated Transactions shall have been met or obtained.

(d)         There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the Contemplated Transactions.

(e)          The Required Approvals applicable to the Closing shall have been obtained.

(f)           Purchaser and Parent shall have made the payments contemplated by Section 2.4(d).

(g)          Parent and Purchaser shall have delivered each of the following additional executed documents:

(i)                                     a certificate executed by an officer of Purchaser certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled;

(ii)                                  a certificate of a manager (gérant) of each of Parent and Purchaser as to the incumbency of its managers, an electronic copy of a certificate of non-registration of judgments, issued by the Luxembourg Company Register for Purchaser, stating that each of Parent and Purchaser has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement) or such other proceedings listed at Article 13, items 2 to 11 and Article 14 of the Luxembourg Act dated 19 December 2002 on the Register of Commerce and Company, on Accounting and on Annual Accounts of the Company (as amended from time to time), an electronic copy of a register excerpt for each of Parent and Purchaser at the Luxembourg Company Register, and a copy of the resolutions adopted by the board of managers of each of Parent and Purchaser with respect to the Contemplated Transactions;

(iii)                               each of the Christopher Saitta Employment Agreement and John Vella Employment Agreement, executed by Altisource Solutions, Inc.;

(iv)                              the Escrow Agreement, executed by Parent, Purchaser, and the Escrow Agent;

(v)                                 the Rights Agreement, executed by Parent;

(vi)                              if RSUs are included in the Stock Consideration, RSU award agreements in form and substance reasonably satisfactory to Sellers, executed by

Parent;

(vii)                           the Funds Flow and Settlement Statement, executed by Parent and Purchaser;

(viii)                        the Conveyancing Documents, executed by Purchaser, to the extent a party thereto; and

(ix)                              such other documents as Sellers may reasonably request for the purpose of:  (A) evidencing the satisfaction of any condition referred to in this Section 6.2, or (B) otherwise facilitating the consummation of the Closing.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 6.2, Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that, at the Closing, Purchaser delivers to Seller Representative a written notice specifying in reasonable detail the failure of any such conditions, and Sellers nevertheless proceed with the Closing, except in the circumstance of fraud or intentional misrepresentation by Parent or Purchaser, Sellers shall be deemed to have waived for all purposes any rights or remedies they may have against Parent and Purchaser (including any rights or remedies under Section 8) by reason of the failure of any such conditions to the extent described in such notice.

7.              TERMINATION

7.1.    Termination Events.

This Agreement may, by notice, be terminated:

(a)         by Purchaser, if a material breach of any provision of this Agreement has been committed by any Seller prior to the Closing, and such breach has not been waived by Purchaser or, where cure is possible, been cured within fifteen (15) days after Purchaser provides written notice thereof to the Seller Representative;

(b)         by the Seller Representative, if a material breach of any provision of this Agreement has been committed by Purchaser or Parent prior to the Closing, and such breach has not been waived by the Seller Representative or, where cure is possible, been cured within fifteen (15) days after the Seller Representative provides written notice thereof to Parent and Purchaser;

(c)          by Purchaser by providing written notice to the Seller Representative if Sellers have proposed a supplement to the Disclosure Schedule in accordance with the procedures set forth in Section 5.8 and such supplement indicates that the condition set forth in Section 6.1(a) cannot be satisfied; provided, however, that for purposes of determining the satisfaction of such condition, such supplement shall not be considered;

(d)         by mutual consent of Purchaser and the Seller Representative prior to the Closing;

(e)          by Purchaser if the Closing has not occurred (other than through the failure of Parent and Purchaser to comply fully with their obligations under this Agreement) on or before December 31, 2013, or such later date as the Parties may agree upon in writing; or

(f)           by the Seller Representative if the Closing has not occurred (other than through the failure of any Seller to comply fully with its respective obligations under this Agreement) on or before December 31, 2013, or such later date as the Parties may agree upon in writing.

7.2.    Effect of Termination.

Each Party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 5.9(a) (as it relates to this Agreement), Section 5.13, and Section 9 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

8.              INDEMNIFICATION; REMEDIES

8.1.    Survival.

(a)         All representations, warranties, covenants, rights, and obligations in this Agreement, the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  Subject to Sections 6.1 and 6.2, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

(b)         Sellers will not have any liability (for indemnification or otherwise) with respect to the Operational Representations, unless on or before the later of (i) six (6) weeks following the delivery by Parent’s outside accounting firm to Parent of certified audited financial statements of Parent and its subsidiaries and Affiliates with respect to fiscal year 2014 or (ii) the second (2nd) anniversary of the Closing Date, Purchaser notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser.  A claim with respect to any Fundamental Representation, or a claim for indemnification or reimbursement based upon any other provision of this Agreement, or any covenant or obligation to be performed and complied by Sellers, Purchaser, or Parent, may be made at any time, subject to the applicable statute of limitations.

8.2.    Indemnification and Payment of Damages by Sellers.

Sellers, jointly and severally, will indemnify and hold harmless Parent, Purchaser, and their Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Altisource Indemnified Persons”) for, and will pay to Altisource Indemnified Persons the amount of, any loss, Liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ and experts’ fees and disbursements) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by Sellers in Sections 3.1 through 3.19 of this Agreement, the Disclosure Schedule relating to such Sections, or any other certificate or document delivered by Sellers pursuant to this Agreement; (b) any breach by Sellers of any covenant or obligation of Sellers in this Agreement with respect to actions to be taken (or not to be taken) by the Company prior to the Closing; and (c) any Liability of the Company with respect to any Proceeding relating to circumstances, occurrences, events, acts, or omissions occurring prior to the Effective Time, whether or not such Proceeding was commenced before, at, or after the Effective Time, and including, without limitation, those Proceedings set forth on Schedule 3.8.  The McKinley Group, jointly and severally, will indemnify and hold harmless the Altisource Indemnified Persons for, and will pay to Altisource Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with any breach of: (w)  any representation or warranty made by such Sellers in Section 3.20 of this Agreement and the Disclosure Schedule relating to such Section and (x) any breach by the McKinley Group of any covenant or obligation of such Persons in this Agreement.  The Saitta Group, jointly and severally, will indemnify and hold harmless the Altisource Indemnified Persons for, and will pay to Altisource Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with any breach of: (y) any representation or warranty made by such Sellers in Section 3.21 of this Agreement and the Disclosure Schedule relating to such Section and (z) any breach by the Saitta Group of any covenant or obligation of such Persons in this Agreement.

8.3.    Indemnification and Payment of Damages by Parent and Purchaser.

Parent and Purchaser will indemnify and hold harmless Sellers, and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Seller Indemnified Persons”) and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Parent or Purchaser in this Agreement or in any certificate or document delivered by Parent or Purchaser pursuant to this Agreement; or (b) any breach by Parent or Purchaser of any covenant or obligation of Parent or Purchaser in this Agreement.

8.4.    Limitations on and Qualifications to Indemnification.

(a)         Solely with respect to any breach of the Operational Representations, Sellers shall not be obligated to indemnify Altisource Indemnified Persons unless and until the aggregate amount of all Damages suffered or incurred by Altisource Indemnified Persons exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Basket”).  After the aggregate amount of all such Damages exceeds the Basket, Sellers shall be obligated to indemnify Purchaser Indemnified Parties to the full extent of such Damages, including the Basket.

(b)         Solely with respect to any breach of the Operational Representations, Sellers shall not have any obligation to indemnify Altisource Indemnified Persons with respect to any Damages, which are, in the aggregate, in excess of the Escrow Funds (as they exist at the time in question).  With regard to any and all other breaches of this Agreement, and any and all other Liabilities and obligations of Sellers arising under this Agreement, which do not constitute breaches of the Operational Representations, Sellers shall not have any obligation to indemnify Altisource Indemnified Persons with respect to any Damages, which are, in the aggregate, in excess of the Purchase Price actually paid pursuant to this Agreement (as measured after (i) all Earn-out Statements with respect to the First Period, the Second Period, the Third Period (and if applicable, the Fourth Period) are finally resolved in accordance with Section 2.6(f) herein, and (ii) Parent and Purchaser have paid the entire Purchase Price required to be paid to Sellers hereunder, including all Earn-Out Payments earned and required to be paid pursuant to Section 2.6(g) herein).

(c)          Notwithstanding anything contained in this Agreement to the contrary, solely for purposes of determining the amount of Damages that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material,” “in all material respects,” “Material Adverse Effect,” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive.

(d)         For purposes of determining the amount of any Damages, there shall be deducted:  (i) the amount of any insurance benefits and proceeds actually paid to the indemnified party or any Affiliate thereof in respect of the Damages (net of any deductible amounts), and (ii) any indemnification, contribution or other similar payment actually recovered by the indemnified party or any Affiliate thereof from any third party with respect thereto.  Any such amounts or benefits received by an indemnified party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the indemnifying party.

(e)          If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an indemnifying Party of any amount otherwise required to be paid as indemnification pursuant hereto, the indemnified Party shall repay, promptly after such determination, any amount that any indemnifying Party would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(f)           No Seller shall have any liability for any Damages to the extent that an allowance, provision or reserve covering such Damages is included in the Net Working Capital of the Company as of the Effective Time (as finally determined).

(g)          Except for injunctive and provisional relief, and except in the case of fraud or intentional misrepresentation, following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Shares, shall be the rights of indemnification set forth in this Section 8, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Legal Requirements.

(h)         Upon making any payment to an indemnified Party for any indemnification claim pursuant to this Section 8, the indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the indemnified Party shall assign any such rights to the indemnifying Party.

8.5.    Right of Set-Off.

The McKinley Group and the Saitta Group acknowledge that, in the event of a breach of any provision of this Agreement, Parent and Purchaser shall have the right to set-off any money damages suffered by Parent and Purchaser from any amounts otherwise payable by Parent, Purchaser or their Affiliates to such Seller pursuant to this Agreement or any other Transaction Document, including, without limitation, any Price Adjustment, any Earn-Out Payments, and, if allowed pursuant to applicable Legal Requirements, any salary or other compensation; provided, however, that in the absence of a final judicial determination that a Seller owes Damages that are being set off, Parent and Purchaser shall pay all amounts so set off into an independent third-party escrow until a final judicial determination with respect thereto is obtained.

8.6.    Procedure for Indemnification — Third Party Claims.

(a)         Promptly after receipt of notice of the commencement of any Proceeding against an indemnified party under Section 8.2 or Section 8.3 that involves an assertion of a claim from a third party, such indemnified party will, if a claim is to be made against an indemnifying party (other than a Tax Contest, which is governed by Section 5.7(c) hereof), give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.  Any notice of a claim, event or matter as to which indemnity may be sought will include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material documentation reasonably accessible to or in the possession of the indemnified party that the indemnified party believes supports such claim for indemnification and a good faith estimate (if capable of then being estimated) of the amount of Damages incurred or which reasonably could be expected to be incurred by the indemnified party in connection with such claim.

(b)         If any Proceeding referred to in Section 8.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes or the assertion of criminal liability, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and determines in good faith after consultation with counsel that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding.  The indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) the Party controlling defense shall keep the other Party reasonably informed of the status thereof and may not compromise or settle such claims without the other Party’s consent; provided, however, that the indemnifying Party may compromise or settle such claims without the indemnified Party’s consent if (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person by the indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, by the date which is ten (10) days prior to the date upon which the indemnified party is required to provide its first response to the claims which are the subject of such Proceeding (subject to any extensions to such response time actually obtained), give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)          Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8.7.    Procedure for Indemnification — Other Claims.

A claim for indemnification for any matter not involving a third-party claim or a Tax Contest shall be asserted by notice to the party from whom indemnification is sought promptly after the party seeking indemnification becomes aware of any such claim, event or matter as to which indemnity may be sought, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.  Any notice of a claim, event or matter as to which indemnity may be sought will include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material documentation reasonably accessible to or in the possession of the indemnified party that the indemnified party believes supports such claim for indemnification and a good faith estimate (if capable of then being estimated) of the amount of Damages incurred or which reasonably could be expected to be incurred by the indemnified party in connection with such claim.  Any disputes with respect to such claim shall be handled in accordance with the dispute resolution provisions set forth in this Agreement.

8.8.    Escrow Agreement.

As security for the indemnification obligations of Sellers under this Agreement, Parent, Purchaser, the Seller Representative, and the Escrow Agent shall enter into the Escrow Agreement as of the Closing Date, which shall be funded at Closing with:  (a) ten percent (10%) of the Cash Payment, and (b) ten percent (10%) of the total number of shares or units of Restricted Stock included in the Stock Payment (collectively, the “Escrow Funds”).  The Escrow Funds shall be held until the later of:  (x) six (6) weeks following the delivery by Parent’s outside accounting firm to Parent of certified audited financial statements of Parent and its subsidiaries and Affiliates with respect to fiscal year 2014 or (y) the second (2nd) anniversary of the Closing Date; provided, however, that the then-remaining amount of the Escrow Funds less (A) five percent (5%) of the Cash Payment, less (B) five percent (5%) of the total number of shares or units of Restricted Stock included in the Stock Payment, less (C) the amount of any pending claims for Damages asserted by Purchaser in accordance with this Agreement, shall be released to Sellers (or to Vella as directed by Sellers) on the later of (i) six (6) weeks following the delivery by Parent’s outside accounting firm to Parent of certified audited financial statements of Parent and its subsidiaries and Affiliates with respect to fiscal year 2013 or (ii) the first (1st) anniversary of the Closing Date.  Purchaser and the Seller Representative shall notify Escrow Agent of the foregoing release dates promptly upon the occurrence thereof.  The unsatisfied claims for Damages asserted by Purchaser prior to the foregoing release dates shall remain in escrow pending resolution of such claims.  For the purpose of calculating disbursements of the Escrow Funds, the shares or units of Restricted Stock held as part of the Escrow Funds shall be valued at the Closing Stock Price.  Amounts held under the Escrow Agreement shall be the exclusive source of indemnification for breaches of any of the Operational Representations, but otherwise shall be a non-exclusive source of indemnification hereunder.

9.              GENERAL PROVISIONS

9.1.    Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party as set forth in Section 7.2.

9.2.    Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior written approval of the other Parties, except that either the Seller Representative, Parent or Purchaser, upon prior notice to the other, may make any public disclosure it believes in good faith is required by applicable Legal Requirements, or in the case of Parent, any listing or trading agreement concerning the publicly-traded securities of Parent.

9.3.    Notices.

All notices, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), (c) when sent by telecopier, on the day of the telecopier transmission as set forth in a telecopier log, and (d) when (a) or (b) has occurred and a copy is sent and received by e-mail to the following e-mail addresses, in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and email addresses as a party may designate by notice to the other Parties):

If to Sellers:

Christopher L. Saitta,

as Seller Representative

1524 — 5th Avenue, Suite 300

Seattle, Washington 98101

Telecopier:                      (206) 299-4292

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071-1422

Attention:                           David Sands

Telecopier:                      (213) 443-2743

If to Parent or Purchaser, to:

Altisource Portfolio Solutions S.A.

291, Route d’Arlon

L-1150 Luxembourg

Attention:                           Corporate Secretary

Telecopier:                      +(352) 2744-9499

With a copy (which alone shall not constitute notice) to:

contractmanagement@altisource.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, N.E.

Atlanta, Georgia 30309-3488

Attention:                           Richard H. Miller and Louis C. Spelios

Telecopier:                      (404) 572-6999

9.4.    Jurisdiction; Service of Process; Waiver of Jury Trial.

Any action or proceeding seeking to enforce any provision of this Agreement or any right arising out of this Agreement, shall be brought against any of the Parties in the state or federal courts located in Chicago, Illinois.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

9.5.    Further Assurances.

The Parties agree, without further compensation, (a) to furnish upon reasonable request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement, the documents referred to in this Agreement, and the Contemplated Transactions.

9.6.    Waiver.

The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.7.    Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the Parties (except for confidentiality agreements or similar agreements executed with respect to the Contemplated Transactions) with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties.

9.8.    Disclosure Schedule.

(a)         The disclosures in the Disclosure Schedule shall relate only to the representations and warranties in the Section of the Agreement to which they expressly relate or to which their relevance is reasonably apparent on the face thereof.

(b)         It is specifically acknowledged that the Disclosure Schedule may expressly provide exceptions to a particular Section of this Agreement notwithstanding that the Section does not state “except as set forth in Schedule ‘    ’” or words of similar effect.

(c)          In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(d)         Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course for purposes of this Agreement.  Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein.

(e)          No due diligence conducted by Parent or Purchaser shall limit or be used as a defense by Sellers with respect to any claim of breach of a representation, warranty or covenant by Sellers under this Agreement.

9.9.    Assignments, Successors, and No Third-Party Rights.

No Party may assign all or any portion of its rights under this Agreement without the prior consent of the other Parties, except that Parent and Purchaser may assign any of its rights under this Agreement to any Affiliate of Parent and Purchaser without the consent of Sellers, but no such assignment will release Parent and Purchaser from any obligations hereunder.  This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties and the Company.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

9.10.                     Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.11.                     Section Headings; Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.12.                     Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.13.                     Governing Law.

This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles thereof.

9.14.                     Specific Performance.

Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

9.15.                     Counterparts.

This Agreement may be executed in one or more counterparts (and by facsimile copy), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.16.                     Seller Representative.

(a)         Each of Sellers hereby irrevocably constitutes and appoints the Seller Representative, acting as hereinafter provided, as its attorney-in-fact and agent in its name, place and stead in connection with the provisions of this Agreement and the Escrow Agreement that contemplate action by the Seller Representative, and acknowledges that such appointment is coupled with an interest.  By executing and delivering this Agreement, the Seller Representative hereby (i) accepts his appointment and authorization as Seller Representative to act as attorney-in-fact and agent in the name, place and stead of each of Sellers in accordance with the terms of this Agreement, and (ii) agrees to perform his duties and obligations hereunder.

(b)         Each Seller authorizes the Seller Representative in the name and on behalf of such Seller:

(i)                                     to give and receive any notice required or permitted under this Agreement or the Escrow Agreement;

(ii)                                  to interpret the terms and provisions of this Agreement and the documents to be executed and delivered by Sellers in connection herewith, including the Escrow Agreement;

(iii)                               to exercise any rights and to take any action required or permitted to be taken by the Seller Representative under this Agreement or the Escrow Agreement;

(iv)                              to execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement;

(v)                                 to dispute or to refrain from disputing any claim made by Parent and Purchaser under this Agreement or the Escrow Agreement;

(vi)                              to negotiate and compromise any dispute which may arise, and to exercise or refrain from exercising remedies available under this Agreement and the Escrow Agreement and to sign any releases or other documents with respect to any such dispute or remedy;

(vii)                           to authorize delivery to Purchaser of the Escrow Funds or any portion thereof in satisfaction of claims brought by Purchaser or Parent for Damages or to object to such deliveries;

(viii)                        to distribute the Escrow Funds and any earnings and proceeds thereon; and

(ix)                              to give such instructions and to do such other things and refrain from doing such other things as the Seller Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and any other agreements, instruments and documents delivered or to be delivered by or on behalf of such Seller pursuant to this Agreement or the Escrow Agreement.

(c)          Each of Sellers agrees to be bound by all agreements and determinations made, and agreements, documents and instruments negotiated, executed and delivered by the Seller Representative under this Agreement.

(d)         Each of Sellers hereby expressly acknowledges and agrees that the Seller Representative is authorized to act in its name and on its behalf.  Notwithstanding any dispute or disagreement among Sellers and/or the Seller Representative, Parent and Purchaser shall be entitled in good faith to rely on any and all action taken by the Seller Representative under this Agreement and the other agreements, instruments and documents to be delivered by or on behalf of Sellers pursuant to this Agreement without any liability to, or obligation to inquire of, any of Sellers.  Parent and Purchaser are hereby expressly authorized in good faith to rely on the genuineness of the signatures of the Seller Representative, and upon receipt of any writing which reasonably appears to have been signed by the Seller Representative, Parent and Purchaser may act upon the same in good faith without any further duty of inquiry as to the genuineness of the writing.

(e)          If Saitta, as the Seller Representative, ceases to function for any reason whatsoever, then Vella shall serve as the successor Seller Representative; if Vella ceases to function as the Seller Representative for any reason whatsoever, then Sellers by mutual agreement may appoint a successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then Parent and Purchaser shall have the right but not the obligation to petition a court of competent jurisdiction for appointment of a successor.  Each successor Seller Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative.  Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any successor Seller Representative.

(f)           The authorization of the Seller Representative shall be effective until such rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of Sellers hereunder.

(g)          Service by the Seller Representative shall be without compensation except for the reimbursement by Sellers of out-of-pocket expenses and indemnification specifically provided herein. Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Seller Representative.

The Seller Representative shall not be liable to Sellers for any acts or omissions under this Section 9.16 except to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken by the Seller Representative constituted gross negligence or willful misconduct.  Each Seller agrees to indemnify and to save and hold harmless the Seller Representative of, from, against and in respect of any claim, action, cause of action, cost, liability or expense suffered or incurred by or asserted against the Seller Representative based upon or arising out of the performance by the Seller Representative of any act, matter or thing pursuant to the appointment herein made, except that no Seller shall be held or required to indemnify or to save or hold harmless the Seller Representative to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken by the Seller Representative constituted gross negligence or willful misconduct.  The Seller Representative shall be protected in acting upon any notice, statement or certificate believed by the Seller Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.  Except with respect to fraud or willful misconduct, neither the Seller Representative nor any agent employed by the Seller Representative shall be liable to Parent, Purchaser or any of their Affiliates solely by reason of the performance of Seller Representative’s duties hereunder.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Purchase and Sale Agreement as of the date first written above.

PARENT:

Altisource Portfolio Solutions S.A.

By:	/s/ William B. Shepro
Name:	William B. Shepro
Title:	Chief Executive Officer

PURCHASER:

Altisource Solutions S.à r.l.

By:	/s/ Kevin J. Wilcox
Name:	Kevin J. Wilcox
Title:	Manager

SELLERS:

/s/ Mark A. McKinley
Mark A. McKinley

/s/ Christopher L. Saitta
Christopher L. Saitta

The Victoria Ann Saitta Irrevocable Trust FBO Victoria Ann Saitta dated December 27, 2011

By:	The Northern Trust Company of Delaware,
Trustee

	By:	/s/ Alexis L. Borrelli
	Name:	Alexis L. Borrelli
	Title:	Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Signature Page to Purchase and Sale Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE

The Benjamin Adam Saitta Irrevocable Trust FBO Benjamin Adam Saitta dated December 27, 2011

By:	The Northern Trust Company of Delaware,
Trustee

	By:	/s/ Alexis L. Borrelli
	Name:	Alexis L. Borrelli
	Title:	Officer

The CaraMia Celia Saitta Irrevocable Trust FBO CaraMia Celia Saitta dated December 27, 2011

By:	The Northern Trust Company of Delaware,
Trustee

	By:	/s/ Alexis L. Borrelli
	Name:	Alexis L. Borrelli
	Title:	Officer

The Colton Lee Saitta Irrevocable Trust FBO Colton Lee Saitta dated December 27, 2011

By:	The Northern Trust Company of Delaware,
Trustee

	By:	/s/ Alexis L. Borrelli
	Name:	Alexis L. Borrelli
	Title:	Officer

The Grayson Dean Saitta Irrevocable Trust FBO Grayson Dean Saitta dated December 27, 2011

By:	The Northern Trust Company of Delaware,
Trustee

	By:	/s/ Alexis L. Borrelli
	Name:	Alexis L. Borrelli
	Title:	Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Signature Page to Purchase and Sale Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE

The Robert McKinley Irrevocable Trust I FBO Robert McKinley dated December 27, 2011

By:	The Whittier Trust Company of Nevada,
Trustee

	By:	/s/ Darcy Houghton
	Name:	Darcy Houghton
	Title:	Vice President, Client Advisor

The Robert McKinley Irrevocable Trust II FBO Robert McKinley dated December 27, 2011

By:	The Whittier Trust Company of Nevada,
Trustee

	By:	/s/ Darcy Houghton
	Name:	Darcy Houghton
	Title:	Vice President, Client Advisor

The Shawna C. Robins Irrevocable Trust I FBO Shawna C. Robins dated December 27, 2011

By:	The Whittier Trust Company of Nevada,
Trustee

	By:	/s/ Darcy Houghton
	Name:	Darcy Houghton
	Title:	Vice President, Client Advisor

The Shawna C. Robins Irrevocable Trust II FBO Shawna C. Robins dated December 27, 2011

By:	The Whittier Trust Company of Nevada,
Trustee

	By:	/s/ Darcy Houghton
	Name:	Darcy Houghton
	Title:	Vice President, Client Advisor

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Signature Page to Purchase and Sale Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE

The Katherine E. Oriskovich Irrevocable Trust I FBO Katherine E. Oriskovich dated December 27, 2011

By:	The Whittier Trust Company of Nevada,
Trustee

	By:	/s/ Darcy Houghton
	Name:	Darcy Houghton
	Title:	Vice President, Client Advisor

The Katherine E. Oriskovich Irrevocable Trust II FBO Katherine E. Oriskovich dated December 27, 2011

By:	The Whittier Trust Company of Nevada,
Trustee

	By:	/s/ Darcy Houghton
	Name:	Darcy Houghton
	Title:	Vice President, Client Advisor

SELLER REPRESENTATIVE:

/s/ Christopher L. Saitta
Christopher L. Saitta

Signature Page to Purchase and Sale Agreement

ANNEX I

“Acquired Business” — means the business conducted following the Closing with the assets and liabilities of the Company.

“Adjusted EBITA” — means with respect to the applicable Measurement Period, in each case as determined in accordance with GAAP:

(a)                                 Solely with respect to the First Period, the Pre-Closing Revenue;

plus

(b)                                 the Net Income of the Company,

plus to the extent such charges are deducted in determining the Net Income of the Company, (i) any interest on Indebtedness of the Company related to the Contemplated Transactions, (ii) all income Taxes of the Company, (iii) any amortization of goodwill and other intangibles of the Company related to the Contemplated Transactions, (iv) any expenses related to equity, equity-based or equity linked compensation granted or issued to any employee of the Company, including, without limitation, the Spend and Supply EARs and the Real Estate Portal EARs granted to Saitta and Vella, (v) any expenses of Parent or Purchaser related to the negotiation, preparation and consummation of this Agreement and Contemplated Transactions (which includes, without limitation, any expenses associated with the accrual of the Earn-Out Payments), and (vi) the product of (A) the costs to integrate the Business conducted by the Company with the business conducted by Purchaser and its Affiliates, incurred based on the sole good faith judgment of Purchaser multiplied by (B) 0.75; and

minus the product of (X) the amount of the expense savings and synergies realized or recognized by the Company as a result of the integration of the Business conducted by the Company with the business conducted by Purchaser and its Affiliates, based on the sole good faith judgment of Purchaser multiplied by (Y) 0.75; and

minus to the extent such charges are not deducted in determining the Net Income of the Company, the salary, bonus, and other compensation (other than the equity, equity-based or equity-linked compensation, including, without limitation, the Spend and Supply EARs and the Real Estate Portal EARs) paid to Saitta, Vella, and each other employee performing services for the Company; and

minus to the extent included in determining the Net Income of the Company, the Pre-Closing Revenue with respect to the First Period and the Pull-Through Revenue; and

minus to the extent included in determining the Net Income of the Company, if either Seller or Vella is employed or engaged by the Company to perform Services, Net Income of the Company derived as a result of Seller or Vella failing to perform such services for the Company in good faith and in the best interests of the Company; and

minus to the extent included in determining the Net Income of the

Company, if either Seller or Vella has Knowledge that a Person over whom either Seller or Vella has authority has materially failed to perform his or her services to the Company in accordance with the written policies and procedures of Purchaser, and such Seller or Vella, as applicable, fails to use reasonable efforts to notify the human resources department of Parent or Purchaser with respect to such violation, Net Income of the Company derived from such violation; and

plus

(c)                                  the Pull-Through Revenue; and

plus

(d)                                 Pre-Closing Client Contract Transactional Revenues recorded in the month billed; and

minus

(e)                                  Pre-Closing Client Contract Transactional Revenues recorded in an amortized manner during the remaining expected contract term.

“Affiliate” — means, with respect to a specified person, firm, corporation, partnership, limited liability company, association or entity, any person, firm, corporation, partnership, limited liability company, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, limited liability company, association or entity.

“Agreement” — is defined in the first paragraph of this Agreement.

“Agreement Regarding Sale of Company” — is defined in the Recitals.

“Allocation Schedule” — is defined in Section 5.7(g).

“Altisource Advisors” — is defined in Section 5.1.

“Altisource Indemnified Person” — is defined in Section 8.2.

“Annual Financial Statements” — is defined in Section 3.9(a).

“Antitrust Agencies” — is defined in Section 5.3(a).

“Approved Forecasted Adjusted EBITA Increase” — means the forecasted incremental Adjusted EBITA expected to be realized by the Company as a direct result of the expenditure of Extraordinary Transaction Costs during the First Period, the Second Period or the Third Period (as the case may be), as determined and approved by the credit committee of Purchaser in its sole good faith discretion.

“Arbitrator” — is defined in Section 2.5(c).

“B. Saitta Trust” — is defined in the first paragraph of this Agreement.

“Basket” — is defined in Section 8.4(a).

“Business” — means the business of developing and providing technology relating to the mortgage servicing and real estate industries, as conducted by the Company at and prior to the Closing.

“Business Day” — means any day except Saturday, Sunday or any day on which banks are generally not open for business in Los Angeles, California.

“Cash” —means cash, as determined in accordance with GAAP.

“Cash Payment” — means cash in the amount of the Designated Cash Amount, plus the Working Capital Excess or less the Working Capital Deficiency.

“Cash Statement” — is defined in Section 2.5(b)(ii).

“C.C. Saitta Trust” — is defined in the first paragraph of this Agreement.

“CERCLA” — means the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Christopher Saitta Employment Agreement” — means that certain Employment Agreement, dated as of the Closing Date, by and between Altisource Solutions, Inc. and Saitta, substantially in the form attached hereto as Exhibit E.

“C.L Saitta Trust” — is defined in the first paragraph of this Agreement.

“Claim” — means any pending contest, claim, demand, assessment, action, cause of action, litigation, notice or demand involving any Person.

“Closing” — is defined in Section 2.4(a).

“Closing Date” — is defined in Section 2.4(a).

“Closing Net Working Capital Statement” — is defined in Section 2.5(b)(i).

“Closing Stock Price” — means the closing price per share at which Parent’s common stock is traded on the NASDAQ stock market on the Business Day immediately preceding the Closing Date.

“Company” — means (a) through the Closing Date, Equator, LLC, a limited liability company organized under the laws of the State of California, and (b) following the Closing Date, Equator, LLC, a limited liability company organized under the laws of the State of California, and as applicable, the business conducted, and the business division operated, using the assets, liabilities, and employees of Equator, LLC, and any subsequently created business division of Parent, Purchaser, or their Affiliates with and using such assets, liabilities, and employees, as accounted for by Purchaser in its sole reasonable discretion.

“Company Group” — is defined in Section 3.6(a).

“Company Plans” — is defined in Section 3.6(b).

“Company Qualified Plans” — is defined in Section 3.6(c).

“Company Systems” — means the computer, communications, network, information technology, testing, monitoring, security, data center and other systems used, owned, licensed, leased, operated, or otherwise held for use by or on behalf of the Company.

“Company Technology” — is defined in Section 3.17(f).

“Confidential Information” — means information with respect to the terms of the Contemplated Transactions, and trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, data, computer programs, pricing information, interpretations, financial statements, forecasts, reports, records, plans, studies and other technical and business information of the disclosing party, whether in oral, written, graphic, electronic or other form as well as analyses, compilations, studies or other documents, whether or not prepared by the receiving party or its representatives, which contain or otherwise reflect such information.  Notwithstanding the foregoing, the following information shall not be Confidential Information:  (a) information which has become generally available to the general public other than as a result of a disclosure by the receiving party or its representatives, (b) information which is known or was available to the receiving party prior to disclosure to the receiving party pursuant to the Contemplated Transactions, or (c) information which becomes available to the receiving party on a non-confidential basis from a third party who, to the Knowledge of the receiving party, was itself not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation.

“Confidentiality Agreement” — is defined in Section 5.13.

“Consent” — means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contaminants” — is defined in Section 3.17(g).

“Contemplated Transactions” — means all of the transactions effected by this Agreement.

“Contract” — means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Conveyancing Documents” — is defined in Section 6.1(m)(i).

“Copyrights” — means copyrights in both published works and unpublished works of a Person.

“Dallas Lease” — means that certain Lease Agreement, dated June 23, 2008, by and between ARI—Commercial Properties, Inc. (“Original Landlord”) and the Company (f/k/a REO Trans, LLC), as amended by that First Amendment to Lease Agreement, dated September 21, 2009, by and between ARI—International Business Park , LLC, ARI-IBP 1, LLC, ARI-IBP

2, LLC, ARI-IBP 3, LLC, ARI-IBP 4, LLC, ARI-IBP 5, LLC, ARI-IBP 6, LLC, ARI-IBP 7, LLC, ARI-IBP 8, LLC, ARI-IBP 9, LLC, ARI-IBP 10, LLC, ARI-IBP 11, LLC, ARI-IBP 12, LLC, as successor-in-interest to Original Landlord and the Company, as amended by that Second Amendment to Lease Agreement, dated August 22, 2011, as amended by that Third Amendment to Lease Agreement, dated February 20, 2012, and as amended by that Fourth Amendment to Lease Agreement, dated June 1, 2012, for the property commonly known as 6404 International Parkway, Suite 1100 Plano, TX 75093.

“Damages” — is defined in Section 8.2.

“Designated Cash Amount” — means the greater of:  (a) Fifty-Six Million Dollars ($56,000,000.00) or (b) such amount designated by Purchaser in its sole discretion, which is greater than Fifty-Six Million Dollars ($56,000,000.00) but less than or equal to Seventy Million Dollars ($70,000,000.00).

“Disclosure Schedule” — is defined in Section 3.

“DOL” — is defined in Section 5.14(b).

“Earn-Out Payments” — is defined in Section 2.6(a).

“Earn-Out Statement” — is defined in Section 2.6(c).

“Earn-Out Stock Price” — means the closing price per share at which Parent’s common stock is traded on the NASDAQ stock market on the final day of the Measurement Period immediately preceding the date the respective Earn-Out Payment is required to be paid herein (provided, that if not a Business Day, then on the Business Day immediately preceding the final day of such Measurement Period).

“Effective Time” — is defined in Section 2.4(a).

“Employees” — is defined in Section 3.6(b).

“Environment” — means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental, Health, and Safety Liabilities” — means any cost, damages, expense (including, but not limited to, engineering, consulting and laboratory fees and expenses), liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including, but not limited to, fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law or by Governmental Bodies or third-party claims or actions.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA.

“Environmental Law” — means any federal, state or local Legal Requirement (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 1801 et seq.; CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other local, state, or federal, or international environmental statutes, and all rules and regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist.

“Equity Rights” — means:  (a) all plans or agreements permitting the issuance of the equity securities of a Person, (b) options to acquire the equity securities of a Person, (c) securities, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which a Person is a party or by which it is bound obligating a Person to issue, sell, redeem or otherwise acquire equity securities of a Person (other than as set forth in the Operating Agreement of the Company), and (d) other rights to acquire equity securities of a Person that are valued in whole or in part by reference to the equity securities of a Person or that may be settled in the equity securities of a Person.

“ERISA” — is defined in Section 3.6(b)(i).

“Escrow Agent” — means Wells Fargo Bank, N.A.

“Escrow Agreement” — means that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, Purchaser, the Seller Representative, and Escrow Agent, with respect to the indemnification obligations of Sellers under Section 8 of this Agreement, substantially in the form attached hereto as Exhibit D.

“Escrow Funds” — is defined in Section 8.8.

“Estimated Closing Date Working Capital” — is defined in Section 2.3.

“Expected Employee Bonuses” — means the sum of (a) the total annual potential bonus amounts payable by the Company to those Employees set forth on Schedule 10 hereto pursuant to the terms of any written offer of employment or Contract between the Company and such Employee pro-rated for each such Employee employed by the Company as of the Effective Time based on the number of days in the period commencing on the date the Company last paid a bonus to such Employee, and ending on the Closing Date, plus (b) the greater of (i) the product of (x) 0.5 multiplied by (y) the bonuses which were paid by the Company in calendar year 2012 to the Employees (other than John Vella, and other than those Employees set forth on Schedule 10 hereto) in the Company’s sole discretion and without obligation pursuant to the terms of any written offer of employment or Contract, and (ii) Four Hundred Fifty Thousand Dollars ($450,000.00).

“Extraordinary Transaction Costs” — means costs in excess of Three Million

Five Hundred Thousand Dollars ($3,500,000.00) incurred by the Company outside the Ordinary Course, during the First Period, the Second Period or the Third Period, as the case may be, for the purpose of securing a single new client (or a single new business opportunity with an existing client), which costs are specifically approved by the credit committee of Purchaser for the retention of such new client (or such new business opportunity, as the case may be) prior to the incurrence of such costs in its sole good faith discretion.

“Facility” or “Facilities”— means any property, plant, structure, improvement, equipment, land or other real property, whether owned or leased, of the Company.

“Fannie Mae” — means The Federal National Mortgage Association and any of its Affiliates.

“Fannie Mae Assets” — means those current assets of the Company arising from the boarding of Fannie Mae loans, as determined in accordance with GAAP.

“Fannie Mae Cash” — means Company Cash equal to the amount of Cash received by the Company arising from the boarding of Fannie Mae loans, during the period commencing June 1, 2013, and ending as of the Effective Time.

“Fannie Mae Liabilities” — means those current liabilities of the Company arising from the boarding of Fannie Mae loans, as determined in accordance with GAAP.

“Final Adjustment Schedule” — is defined in Section 2.5(b)(iii).

“Financial Statements” — is defined in Section 3.9(a).

“First Period” — means the Measurement Period commencing at the Effective Time, and ending at the first anniversary of the Effective Time.

“Foreign Nationals” — is defined in Section 5.14(a).

“Forfeiting Condition” — means the resignation without Good Reason of employment by, provision of notice of resignation without Good Reason of employment by, or termination of employment for Cause (as such terms are defined in the Christopher Saitta Employment Agreement and/or the John Vella Employment Agreement, as applicable) of, Saitta and/or Vella, with Purchaser and/or any of its Affiliates.

“Fourth Period” — means the Measurement Period commencing at the third anniversary of the Effective Time, and ending at the fourth anniversary of the Effective Time.

“Fundamental Representations” — means those representations and warranties of Sellers contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; No Conflict), Section 3.3 (Title to Properties; Capitalization; Security Interests), Section 3.5 (Taxes), Section 3.6 (Employee Benefits), Section 3.13 (Environmental Matters), Section 3.17 (Intellectual Property), Section 3.19 (Brokers or Finders), Section 3.20(a), (b), (d) and (e) (Individual Seller Representations—McKinley Group), and Section 3.21(a), (b), (d) and (e) (Individual Seller Representations—Saitta Group).

“Funds Flow and Settlement Statement” — means a Funds Flow and Settlement Statement dated as of the Closing Date and entered into by and among the Parties, with regard to any adjustments to, and the payment of, the Purchase Price payable at Closing.

“G. Saitta Trust” — is defined in the first paragraph of this Agreement.

“GAAP” — means United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

“Governmental Authorization” — means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — means any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Gross Revenue” — means gross revenue, as determined in accordance with GAAP.

“Hazardous Materials” — means any substance, whether solid, liquid or gaseous: (a) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “regulated substance,” “toxic substance,” “contaminant,” “pollutant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (b) which is or contains asbestos, lead-based paint, mold (including, without limitation, toxic or mycotoxin spores), radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (c) which causes or may cause a contamination on, in, at, under, above, about, around or affecting the Facilities, or any adjacent property or a hazard, or threat of the same, to public health, human health or the environment.

“Howard Hughes Center Lease” — means that certain Office Lease, dated July 15, 2010, by and between Trizec 6060 HHC, LLC and the Company, as amended by that First Amendment, dated October 8, 2012, for the property commonly known as 6060 Center Drive, Suites 500 and 600, Los Angeles, CA 90045.

“HSR Act” — means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Pub. L. No. 94-435, 90 Stat. 1390, and the rules and regulations promulgated thereunder.

“HSR Filing” — means the filing required pursuant to the HSR Act with the United States Department of Justice and the United States Federal Trade Commission.

“Indebtedness” — means, whether or not secured by the assets or equity of a Person:  (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, but excluding all accounts payable determined in accordance with GAAP, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) obligations under any interest rate, currency or other hedging agreement, (g) all obligations under leases which are required under GAAP to be recorded as capital leases in respect of which any such Person is liable as lessee, (h) obligations under any letters of credit to the extent drawn, (i) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above, or (j) any accrued and unpaid interest or prepayment, unwind, brokerage, or redemption penalties or fees owing by such Person with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) above.

“Intellectual Property Assets” —means, with respect to a Person: (a) all of such Person’s Marks, (b) all of such Person’s Patents, (c) all of such Person’s Copyrights, (d) all of such Person’s Trade Secrets, (e) all of such Person’s Owned Software, (f) all of such Person’s Licensed Software, (g) all of such Person’s other proprietary rights, and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Intercompany Transaction” — is defined in Section 2.1.

“Interim Financial Statements” — is defined in Section 3.9(a).

“IRC” — means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

“IRS” — means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury and, to the extent relevant, the counterpart agencies of other countries.

“Irvine Lease” — means that certain Lease, dated March 8, 2012, by and between The Irvine Company LLC and the Company, as amended by that First Amendment to Lease, dated September 4, 2012, for the property commonly known as 22 Executive Park, Suites 100 and 110, Irvine, CA 92614.

“John Vella Employment Agreement” — means that certain Employment Agreement, dated as of the Closing Date, by and between Altisource Solutions, Inc. and Vella, substantially in the form attached hereto as Exhibit F.

“K. Oriskovich Trust I” — is defined in the first paragraph of this Agreement.

“K. Oriskovich Trust II” — is defined in the first paragraph of this Agreement.

“Knowledge” — a Person will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)           such Person is actually aware of such fact or other matter; or

(b)           a prudent individual would reasonably be expected to be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

“Knowledge” with respect to Sellers shall mean the Knowledge of Sellers, Vella, and Jamie Zukosky.

“Leisure Street Lease” — means that certain Commercial Lease, dated July 27, 2012, by and between Leisure Street LLC and the Company, as amended by that letter, dated May 14, 2013, for the property commonly known as 908 Main Street, Suite 120, Louisville, CO 80027.

“Legal Requirement” — means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, decree, code, ordinance, principle of common law, rule, regulation, statute, or treaty.

“Liability” — means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licensed Software” — means all software obtained under license agreements or similar contracts covering computer programs (source code or object code) licensed to a Person by a third party, whether as integrated or bundled with any of the computer programs or as a separate stand-alone product (including any off-the-shelf computer program licensed under a shrink-wrap, click-wrap or browse-wrap license).

“Marks” —means the name, all fictional business names, trade names, styles, registered and unregistered trademarks, service marks, and trademark applications of a Person.

“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Company and its Business, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (a) any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in economic or financial conditions generally (except to the extent that such change has a disproportionate negative effect on the Company and its Business, taken as a whole, relative to other Persons in their industry); (b) any fact, event, series of events, change, effect or circumstance that affects their industry generally (except to the extent that such fact, event, series of events, change, effect or circumstance has a materially disproportionate negative effect on the Company and its Business, taken as a whole, relative to other Persons in their industry); (c) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that such event or condition has had, or is reasonably likely to have, a materially disproportionate negative effect on the Company and its Business, taken as a whole, relative to other Persons in their industry); (d) any failure by the Company and its Business to achieve any earnings or other financial projections or forecasts (provided, that any effect, change or set of facts underlying such failure shall not, except as otherwise provided in this definition, be excluded); (e) any change in GAAP or applicable Legal Requirements; (f) the announcement of the Contemplated Transactions; or (g) compliance by Sellers with the terms of, or the taking of any action required or contemplated by this Agreement.

“Material Contracts” — is defined in Section 3.11(a).

“McKinley” — is defined in the first paragraph of this Agreement.

“McKinley Group “ means McKinley, R. McKinley Trust I, R. McKinley Trust II, S. Robins Trust I, S. Robins Trust II, K. Oriskovich Trust I, and K. Oriskovich Trust II.

“Measurement Period” — means each of the First Period, the Second Period, the Third Period, and the Fourth Period, as the case may be.

“Net Income” — means net income, as determined in accordance with GAAP.

“Net Working Capital” — means the excess of current assets (excluding Cash, Tax assets, and Fannie Mae Assets) over current liabilities (including, without limitation, (i) employee compensation relating to pre-Closing periods and the Expected Employee Bonuses, regardless of whether such compensation and Expected Employee Bonuses were accrued as current Liabilities in the Company’s historical accounting practices, and (ii) all amounts (whether or not compensation) payable to Vella arising prior to Closing which are not satisfied by the Sellers pursuant to the Agreement Regarding Sale of Company, but excluding Tax Liabilities, Fannie Mae Liabilities, and the current portion of long-term Indebtedness), in each case (x) determined in accordance with GAAP, and (y) incurred in the Ordinary Course.

“Normalized Adjusted EBITA” — means with respect to the applicable Measurement Period, Adjusted EBITA, plus (a) Extraordinary Transaction Costs, plus (b) Approved Forecasted Adjusted EBITA Increase, plus (c) One Dollar ($1.00), in each case as determined in accordance with GAAP.

“Notice of Disagreement with Earn-Out Statement” — is defined in Section 2.6(d).

“Notice of Disagreement with Price Adjustment” — is defined in Section 2.5(c).

“O’Shea Lease” — means that certain Office Lease, dated August 23, 2011, by and between O’Shea Building Company Seattle, LLC and the Company, as amended by that Amendment No. 1 to Office Lease, dated January 18, 2013, for the property commonly known as 1524 Fifth Avenue, Suite 300, Seattle, WA 98101.

“Occupational Safety and Health Law” — means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards with respect to exposure to Hazardous Materials, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions relating to the same.

“Open Source License” — means:  (a) any so called “open source,” “copyleft,” “freeware,” or “general public” license (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), IBM Public License, Bitkeeper, and the Apache License), (b) any license that is listed at, or substantially similar to those listed at http://www.opensource.org/licenses/, and (c) any license that (i) requires the licensor to permit reverse engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (ii) requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (A) to be distributed in source code form, (B) to be licensed for the purpose of making modifications or derivative works, (C) to be distributed at no charge, or (D) to be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

“Open Source Software” — is defined in Section 3.17(e).

“Operational Representations” — means those representations and warranties of Sellers contained in Section 3 of this Agreement which are not Fundamental Representations.

“Order” — means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course” — means an action taken by the Company will be deemed to have been taken in the “Ordinary Course” only if such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Business.

“Organizational Documents” — means: (a) the articles or certificate of incorporation of, and the bylaws of, a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any trust agreement adopted in connection with any trust; and (f) any amendment to any of the foregoing.

“Owned Software” — means computer programs (source code or object code) owned by a Person.

“Parent” — is defined in the first paragraph of this Agreement.

“Parent SEC Reports” — is defined in Section 4.4.

“Party” and “Parties” — is defined in the first paragraph of this Agreement.

“Patents” — means patents, patent applications, and inventions and discoveries of a Person that may be patentable.

“Pension Benefit Plan” — is defined in Section 3.6(q).

“Permitted Encumbrances” means: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course for sums not yet due and payable or which are being contested in good faith, (c) liens relating to deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (d) any public utility rights, easements and franchises, and (e) liens on assets which are subject to equipment leases which are not required under GAAP to be recorded as capital leases in respect of which Company is liable as lessee.

“Person” — means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Pre-Closing Client Contract Transactional Revenues” — means Transactional Revenues in any period from Company clients with (i) Contracts, and renewals thereof, that have been executed and delivered by the Company and such Company client prior to the Effective Time and (ii) unexpired Contract terms as of the Effective Time, and renewals thereof; provided, however, that, in each case, any such renewals are on substantially the same financial and payment terms and conditions as the existing Contract in all material respects.

“Pre-Closing Revenue” — means that Gross Revenue of the Company arising from the boarding of Fannie Mae loans during the period commencing June 1, 2013, and ending as of the Effective Time; provided, however, that any Gross Revenue recognized but for which payment is not actually received by the Company, whether before or after the Effective Time, shall not be included in Pre-Closing Revenue.

“Price Adjustment” — is defined in Section 2.5(a).

“Proceeding” — means any action, arbitration, audit, hearing, charge, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Pull-Through Cap” — means: (a) with respect to the First Period, Two Million Dollars ($2,000,000.00), (b) with respect to the Second Period, Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00), and (c) with respect to the Third Period and the Fourth Period, Two Million Five Hundred Thousand Dollars ($2,500,000.00).

“Pull-Through Revenue” — means with respect to the applicable Measurement Period, the lesser of:  (a) the Pull-Through Cap and (b) four percent (4%) of the Gross Revenue that is received by Purchaser or its Affiliates from any Person other than Ocwen Financial

Corporation, Residential Capital, LLC, and Homeward Residential, Inc., and their respective Affiliates and subsidiaries (excluding Gross Revenue received by the Company), which Gross Revenue is primarily attributable to the reasonable good faith sales, marketing or relationship development efforts of one or more employees of the Acquired Business, as determined by Purchaser in its sole good faith discretion; provided, however, that any Gross Revenue recognized but for which payment is not actually received by Purchaser or its Affiliates during the applicable Measurement Period shall not be included in Pull-Through Revenue; it being acknowledged, however, that, with respect to the Third Period and the Fourth Period, Pull-Through Revenue shall include all Gross Revenue recognized during such Measurement Period, and for which payment was actually received by Purchaser or its Affiliates during the six (6) month period immediately following the end of such Measurement Period.

“Purchase Price” — is defined in Section 2.4(c).

“Purchaser” — is defined in the first paragraph of this Agreement.

“R. McKinley Trust I” — is defined in the first paragraph of this Agreement.

“R. McKinley Trust II” — is defined in the first paragraph of this Agreement.

“Real Estate Portal EARs” — with respect to Saitta, has the meaning ascribed to it in the Christopher Saitta Employment Agreement, and with respect to Vella, has the meaning ascribed to it in the John Vella Employment Agreement.

“Related Person” — means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity).  With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” or “Released” — means any spilling, leaking, pumping, pouring, emptying, injection, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials on, into or through the Environment.

“Release Agreement” — means each of those certain release agreements by each of Sellers, the form of which is attached hereto as Exhibit C.

“Representative” — means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Approvals” — is defined in Section 5.3(b).

“Restricted Period” — is defined in Section 5.9(b).

“Restricted Stock” — means at the sole discretion of Purchaser, either: (a) shares of common stock of Parent issued as part of the Stock Payment and/or Earn-Out Payment hereunder, which are subject to restriction pursuant to the terms of the Transaction Documents, or (b) units of RSUs.

“Retained Nationals” — is defined in Section 5.14(a).

“Rights Agreement” — means that certain Rights Agreement, dated as of the Closing Date, by and among Parent and Sellers, substantially in the form attached hereto as Exhibit G.

“RSUs” — means restricted stock units, issued pursuant to, and subject to the terms of:  (a) the 2009 Equity Incentive Plan of Parent, as amended, and/or (b) an award agreement in form and substance reasonably satisfactory to Parent and Sellers, by and between Parent and each Seller.

“S. Robins Trust I” — is defined in the first paragraph of this Agreement.

“S. Robins Trust II” — is defined in the first paragraph of this Agreement.

“Saitta” — is defined in the first paragraph of this Agreement.

“Saitta Group” — means Saitta, V. Saitta Trust, B. Saitta Trust, C.C. Saitta Trust, C.L. Saitta Trust, and G. Saitta Trust.

“Schedule” — is defined in Section 3.

“SEC” — means the United States Securities and Exchange Commission.

“Second Period” — means the Measurement Period commencing at the first anniversary of the Effective Time, and ending at the second anniversary of the Effective Time.

“Security Interest” — means any charge, claim, community property interest, condition, equitable interest, encumbrance, mortgage, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Seller” and “Sellers” — is defined in the first paragraph of this Agreement.

“Seller Indemnified Person” — is defined in Section 8.3.

“Seller Representative” — means Saitta (or his successor), who as a result of the due execution of this Agreement by Sellers, has been appointed by Sellers for the purpose of acting on behalf of Sellers with respect to the provisions of this Agreement and the Escrow Agreement that contemplate action by the Seller Representative.

“Shares” — means one hundred percent (100%) of the issued and outstanding limited liability company interests of the Company.

“Spend and Supply EARs” — with respect to Saitta, has the meaning ascribed to it in the Christopher Saitta Employment Agreement, and with respect to Vella, has the meaning ascribed to it in the John Vella Employment Agreement.

“Stock Payment” — means that number of shares or units of Restricted Stock of Parent which equals: (a) Seventy Million Dollars ($70,000,000.00) less the Designated Cash Amount, divided by (b) the Closing Stock Price.

“Straddle Period” — is defined in Section 5.7(a).

“Tax” — means all tax (including but not limited to income tax, payroll tax, capital gains tax, tax imposed under IRC Section 1374, value added tax, excise tax, sales tax, property tax, escheat tax, or unclaimed property tax), levy, assessment, tariff, duty (including but not limited to customs duty), deficiency or other fee and any related charge or amount (including but not limited to fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Contest” — is defined in Section 5.7(c)(i).

“Tax Return” — means any return (including but not limited to any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Territory” — means the United States of America.

“Third Period” — means the Measurement Period commencing at the second anniversary of the Effective Time, and ending at the third anniversary of the Effective Time.

“Trade Secrets” — means know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by a Person.

“Transaction Documents” — means each of this Agreement, each Release Agreement, the Escrow Agreement, the Christopher Saitta Employment Agreement, the John Vella Employment Agreement, the Rights Agreement, the Conveyancing Documents, the Funds Flow and Settlement Statement, and each other document, instrument, and certificate delivered in connection therewith.

“Transactional Revenues” — means (i) amounts owed and payable to the Company by clients of the Company in accordance with Contract terms that provide for payment to the Company upon posting properties into the Company Systems during such month (known also as pay-on-post transactions) and (ii) amounts owed and payable to the Company by clients of the Company in accordance with Contract terms that provide for payment to the Company upon the closing of property sale transactions and/or related activities where revenue is billed upon the stages of the property sale process of the underlying property sale transaction with respect to properties posted into the Company Systems (known also as pay-on-transact transactions).

“USCIS” — is defined in Section 5.14(b).

“V. Saitta Trust” — is defined in the first paragraph of this Agreement.

“Vella” — means John Vella, an individual resident of the State of California.

“Working Capital Deficiency” — is defined in Section 2.3.

“Working Capital Excess” — is defined in Section 2.3.

“Working Capital Target” — means Three Million Dollars ($3,000,000).